Exhibit 10.20

LEASE AGREEMENT

This lease (the "Lease") is made as of May 31, 2022 | 11:30 AM PDT (the "Effective Date") by and between **CALIFORNIA PROPERTY OWNER I, LLC**, a Delaware limited liability company ("Landlord"), and **YOSHIHARU CLEMENTE**, a California corporation, ("Tenant").

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Landlord and Tenant agree as follows:

1. Basic Lease Provisions. Wherever used in this Lease, the following terms shall have the meanings indicated, and where appropriate, constitute definitions of the same.
   (a) Shopping Center: Ocean View Plaza, 638 Camino de Los Mares, San Clemente, California 92673 (Building Unit: #405901)
   (b) Premises: Unit #16 consisting of approximately 2,154 square feet. The Premises and the Shopping Center are shown approximately on Exhibit "A" attached hereto.
   (c) Landlord's Notice Address: California Property Owner I, LLC, % Brixmor Property Group, 450 Lexington Avenue, Floor 13, New York, NY 10017, Attention: General Counsel; with a copy to Brixmor Property Group, 1525 Faraday Avenue, Suite 350, Carlsbad, CA 92008, Attention: VP, Legal Services.
   (d) Tenant's Notice Address: Yoshiharu Clemente, 6940 Beach Blvd, Unit D-705, Buena Park, CA 90621, Attention: James Chae; with a copy to Yoshiharu Clemente, 15476 Canon Lane, Chino Hills, CA 91709, Attention: James Chae and an additional copy to 6940 Beach Blvd., Unit D-413, Buena Park, CA 90621, Attention: Andrew Yun.
   Tenant's Contact Information: Telephone: 213.272.1780; and Email: jchae@yoshiharuramen.com
   (e) Trade Name: Tenant shall operate under the trade name "Yoshiharu Ramen"; and not change it without Landlord's consent, which shall not be unreasonably withheld, conditioned or delayed.
   (f) Guarantor: JAMES CHAE and JENNIE YEON CHAE, a married couple.
   (g) Permitted Use: Tenant shall continuously use and occupy the Premises solely for the operation of a first-class, fast causal, ramen restaurant with no house deliveries (excluding food delivery services such as UberEats, GrubHub, Doordash, etc); and, in conjunction with Tenant's operation of a first-class, fast casual, ramen restaurant and on an incidental basis thereto, Tenant may serve alcoholic beverages to its restaurant customers for on premises consumption only provided, (i) Tenant's kitchen is open and serving its full restaurant menu and (ii) the sale of alcoholic beverages does not exceed 20% of Tenant's Gross Sales, as defined herein, and (iii) Tenant, at Tenant's sole cost and expense, obtains and thereafter maintains at all times during the Term of the Lease, a policy or policies of Liquor Law Legal Liability Insurance and Dram Shop liability insurance satisfactory to Landlord ("Permitted Use"). Tenant shall not use or permit the use of the Premises for any other use, business, or purpose without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. See Section 43 for Outdoor Seating Area.
   (h) Term: The Term shall commence on the date Landlord makes the Premises available to Tenant (the "Possession Date") and terminate on the last day of the month in which the 10th anniversary of the Rent Commencement Date occurs. As used in this Lease, "Term" means the initial term of this Lease together with any option periods, extensions, or renewals thereof; and the "Expiration Date" shall that mean the last day of the Term.
   (i) Rent Commencement Date: The earlier to occur of: (i) the 180th day from and including the Possession Date; or (ii) the date the Premises are opened for business.
   (j) Minimum Rent: The Minimum Rent during the Term shall be payable by Tenant to Landlord in monthly installments beginning on the Rent Commencement Date and on the first day of each calendar month thereafter, in advance, as follows:

INITIAL TERM

FROM MONTH	THROUGH MONTH	PSF AMOUNT	MONTHLY
1	12	$53.10	$9,531.45
13	24	$54.69	$9,816.86
25	36	$56.33	$10,111.23
37	48	$58.02	$10,414.59
49	60	$59.76	$10,726.92
61	72	$61.55	$11,048.23
73	84	$63.40	$11,380.30
85	96	$65.30	$11,721.35
97	108	$67.26	$12,073.17
109	120	$69.28	$12,435.76

OPTION TERM

FROM MONTH	THROUGH MONTH	PSF AMOUNT	MONTHLY
1	60	$71.36	$12,809.12

The first month shall mean the period from the Rent Commencement Date through the last day of the first full calendar month immediately following the Rent Commencement Date.

   (k) Percentage Rent: None.
   (l) Additional Rent:
      (1) Initial Monthly Operating Expense Payment: $757.49 per month ($4.22 per square foot).
      (2) Initial Monthly Tax Payment: $594.15 per month ($3.31 per square foot).

(3) Initial Monthly Insurance Payment: $59.24 per month ($0.33 per square foot).

(m) Security Deposit: $10,942.33.

(n) Rent Deposit: Subject to collection, Landlord acknowledges receipt of a rent deposit of $10,942.33. The Rent Deposit will be credited to the first full month's installment of Rent (as defined in Section 4).

(o) Tenant's Percentage: A fraction, the numerator of which is the square footage of the Premises and the denominator of which is the square footage of the constructed leasable area of the Shopping Center (whether leased, vacant, or occupied), excluding any separately maintained, assessed, billed, or insured buildings or parcels. All measurements of the Premises and other space in the Shopping Center shall be made from the outside of the exterior walls and from the center of interior walls.

(p) Broker: Tenant represents and warrants that, except for Yun Law Group, there are no claims for brokerage commissions or finders' fees in connection with this Lease. Tenant shall indemnify Landlord against and hold it harmless from all liabilities arising from any such claim by any broker or finder.

2. Delivery and Premises Condition. Landlord leases to Tenant and Tenant rents from Landlord the Premises for the Term excepting and reserving to Landlord the roof, any space above the finished ceiling and below the finished floor of the Premises, the exterior walls, and the land upon which the Premises is located. Subject to the terms of this Lease, Landlord's grant includes the non-exclusive license to use the Common Areas (as defined in Section 19). Tenant shall take possession of the Premises on the Possession Date. Tenant accepts the Premises in their "AS-IS" / "WHERE-IS" condition without any representation or warranty from Landlord as to the fitness thereof for Tenant's use and occupancy.

3. Minimum Rent. Tenant shall pay to Landlord the Minimum Rent, without prior demand or invoice and without any offset or deduction, on or before the first day of each month during the Term, in advance, at the address designated by Landlord. Tenant's obligation to pay Minimum Rent shall commence on the Rent Commencement Date. Starting with the first day of the month after Landlord has sent Tenant the set-up instructions to Tenant's email address set forth in Section 1(d), Tenant shall make all Rent payments via the online payment portal. Minimum Rent shall be prorated for any partial month at the beginning or end of the Term.

4. Additional Rent and Rent. In addition to Minimum Rent, all other payments to be made by Tenant to Landlord shall be, and deemed to be, additional rent ("Additional Rent"), whether or not designated as such. Landlord shall have the same remedies for the failure to pay Additional Rent as Landlord has for a non-payment of Minimum Rent. Tenant's obligation to pay Additional Rent shall commence on the Possession Date and (unless otherwise stated in this Lease), Additional Rent shall be due and payable within 30 days after written demand therefor. Additional Rent shall be prorated for any partial month at the beginning or end of the Term. "Rent" means Minimum Rent, Percentage Rent (if any), and Additional Rent, individually or in the aggregate. Tenant's covenant to pay Rent is an independent covenant of Tenant and the payment thereof shall not be subject to any withholding, offset, or deduction of any kind. Landlord may apply any Rent payment towards any debt or obligation of Tenant without regard to Tenant's instructions. No endorsement or statement made on any check or any communication accompanying such payment shall constitute an accord and satisfaction; and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other available remedy.

5. Re-occurring Additional Rent Payments.

(a) Operating Expense Payment. Commencing on the Rent Commencement Date, the Operating Expense Payment initially shall be the amount set forth in Section 1(l)(1) and shall increase by three percent on each January 1st during the Term. Landlord may re-set Tenant's Operating Expense Payment every five years during the Term to the amount then being quoted by Landlord to new tenants.

(b) Real Estate Taxes. "Taxes" (also known as "Real Estate Taxes") shall mean all real estate taxes, fees, betterments and assessments (including special assessments), payments in lieu of taxes and assessments, and both ad valorem and non-ad valorem taxes, however the same may be designated, levied, assessed, or imposed at any time by any governmental authority upon or against the Premises, land, and/or buildings of the Shopping Center; and any fees, assessments, or charges imposed by governmental authorities. Any tax upon the land and/or buildings or other tax levied or imposed by any taxing authority in lieu of the present method of real estate taxation shall be deemed to be Taxes. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, in equal monthly installments on the first day of each calendar month during the Term, Tenant's Share of Taxes. "Tenant's Share of Taxes" means Taxes multiplied by Tenant's Percentage. In addition, Tenant shall pay the full amount or allocable amount of any other tax or assessment chargeable directly or indirectly to, or calculated by reference to, the Premises or Tenant's use of the Premises. If the taxing authority changes the prevailing method of taxation, such new method still shall constitute "Taxes" for purposes hereof. Landlord may contest any and all Taxes, including prosecuting any applicable tax certiorari proceeding; and Taxes shall include the costs of such contest, including all legal fees, tax consultants, appraisal fees, mediation fees, and court costs.

(c) Insurance Payment. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, in equal monthly installments on the first day of each calendar month during the Term, Tenant's Share of Insurance Costs. "Tenant's Share of Insurance Costs" shall mean the costs and expenses of every kind and nature paid or incurred by Landlord to procure and maintain insurance for the Shopping Center (collectively, the "Insurance Costs") multiplied by Tenant's Percentage.

6. Reconciliation Statements. The Operating Expense Payment is an agreed-upon contribution towards the Shopping Center's operating expenses and, except for Taxes, and Insurance Costs, there will be no reconciliation of the Shopping Center's actual operating expenses. Within a reasonable time after the end of each fiscal year, Landlord shall furnish to Tenant a statement or statements showing: (i) the total amount of Taxes and Insurance Costs paid or incurred by Landlord during such period; (ii) Tenant's Share of such cost (*i.e.*, Tenant's Percentage multiplied by said costs) plus the administrative fee referenced above; and (iii) the credit or balance due. Tenant shall pay

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any balance due to Landlord within 30 days after delivery of such statement; and Landlord shall credit any overpayment to Tenant's account against the next installment(s) of Tenant's Share of such cost. At the end of each fiscal year, Landlord may adjust Tenant's monthly payment to equal one-twelfth of Tenant's Share of Taxes and Insurance Costs as estimated by Landlord for the forthcoming year. Landlord may designate/change its fiscal year. Until the issuance of the reconciliation statement referenced herein, Tenant shall pay the initial amounts set forth in Section 1(l) on account of Tenant's Share of Taxes and Insurance Costs. Near or at the end of the Term, Landlord will render a final (or estimated final) statement to Tenant for all Rent accruing through the Expiration Date ("Final Reconciliation Statement"). Tenant shall pay any balance due on the Final Reconciliation Statement by the 15th day from receipt thereof; and Landlord shall refund any balance owed within 30 days after sending the Final Reconciliation Statement.

7. Taxes on Rentals, Personal Property Taxes, and Taxes on Leasehold. If the Shopping Center is located in a jurisdiction that presently or in the future imposes a sales tax or other tax on Rent, Tenant shall pay the tax assessed by such taxing authority, simultaneously with each payment of Rent, when due to Landlord. Tenant shall be responsible for, and shall pay before delinquency, all taxes assessed against any leasehold interest or improvements, alterations, fixtures, and/or personal property of any kind owned by or placed in, upon or about the Premises by Tenant, whether such taxes are assessed against Landlord or Tenant.

8. Late Fee, Interest, and Returned Check Fee. If Tenant does not make any Rent payment by the fifth day from and including its due date (a "late payment"), then a late fee of $0.05 for each dollar overdue shall become immediately due to Landlord (the "Late Fee"). In addition, all late payments shall bear interest at rate of nine percent per annum. If any check from Tenant is not honored by Tenant's bank, then Tenant shall pay an administrative charge of $150.00 per dishonored check. The parties stipulate that the Late Fee, interest payment, and check-dishonored fee constitute a fair and reasonable estimate of the damages incurred by Landlord, which actual damages are impractical to ascertain.

9. Security Deposit. Subject to collection, Tenant has deposited with Landlord the Security Deposit set forth in Section 1(m). Landlord shall hold the Security Deposit, without liability for interest, as security for performance by Tenant of all of Tenant's obligations under this Lease. Landlord may apply the Security Deposit in Landlord's reasonable discretion (or any part thereof) for: (i) any unpaid and past due Rent; (ii) any sum expended by Landlord on Tenant's behalf; (iii) any expenses/damages incurred by Landlord by reason of Tenant's default and/or breach; and/or (iv) any final balance owing to Landlord pursuant to the Final Reconciliation Statement (*See*, Section 6). Should Landlord apply all or any portion of the Security Deposit, Tenant shall remit to Landlord an amount sufficient to restore the Security Deposit to its original balance within seven days of demand therefor by Landlord. Provided Tenant shall fully and faithfully comply with all of the provisions of this Lease, then Landlord shall return the Security Deposit (or any remaining balance thereof) to Tenant, within 30 days after the later to occur of: the Expiration Date; the date upon which Tenant has surrendered the Premises in the condition required by this Lease; or the issuance of the Final Reconciliation Statement. Landlord's return of the Security Deposit to the then-holder of Tenant's interest under this Lease (according to Landlord's books and records) shall relieve Landlord from all further obligation and liability to Tenant with regard thereto. In the event of a transfer of Landlord's interest in the Premises, Landlord shall transfer the Security Deposit to said transferee and thereafter shall be relieved from all further obligation and liability to Tenant for the Security Deposit.

10. Tenant's Covenant to Open and Operate. Tenant shall open for business under the Trade Name within 30 days of the Rent Commencement Date and thereafter be open and continuously operate in the entire Premises, fully fixtured, stocked, and staffed, during the Shopping Center's hours of operation. If Tenant fails to open within the time-specified herein, then, in addition to Landlord's rights and remedies under Section 29, Minimum Rent shall increase by 150% for the period commencing on the Rent Commencement Date and ending on the day Tenant's opens for business, which Tenant stipulates is a fair and reasonable estimate of Landlord's damages given the impact on the Shopping Center. Further, in the event at any time during the Term, Tenant vacates or abandons the Premises, or fails to maintain any or all of the Shopping Center's hours of operation, then, in addition to Landlord's rights and remedies under Section 29, the Minimum Rent shall increase by 150%, which Tenant stipulates is a fair and reasonable estimate of Landlord's damages given the impact on the Shopping Center that are impractical to ascertain. Tenant shall display, sell, and advertise only first-quality merchandise; and store/stock only such goods, wares, and merchandise as Tenant intends to sell from the Premises. Tenant shall not conduct any sales or promotions other than in the ordinary course of the Tenant's regular business operations, including any auction, fire, bankruptcy, restaurant closing, "lost our lease," or going out of business sale. Tenant shall abide by the Shopping Center rules and regulations promulgated by Landlord. Landlord's consent to Tenant's Permitted Use shall not constitute a representation or warranty by Landlord that such use is lawful or permitted. Tenant shall not perform any acts or carry on any practice that (i) would violate the rights of any other tenants in the Shopping Center, including any exclusive, restriction, or restrictive covenant affecting the Shopping Center, (ii) cause, or may cause, any noise, music, or odors to emanate from the Premises, (iii) cause damage to the Shopping Center, or (iv) be a nuisance, disturbance, or menace to Landlord, the other tenants, or the public. Landlord acknowledges and agrees that odors commonly associated with Tenant's Permitted Use shall not be deemed to be objectionable odor.

11. Competing Operations. Tenant (either directly or through an affiliate, subsidiary, or related person or entity) shall not open another restaurant for a competing business within a radius of three miles from the outside boundary of the Shopping Center measured in a straight line without reference to road mileage.

12. Gross Sales Reports. By February 15th of each year during the Term, Tenant shall deliver to Landlord a report of Tenant's Gross Sales for the preceding calendar year certified to be true and accurate by Tenant. "Gross Sales" means the sum of all sales of goods, services, and all other income and receipts whatsoever of all business conducted in or from the Premises (whether made for cash, on credit, or otherwise). If Tenant fails to provide any

Gross Sales report when due, then Tenant shall incur a late fee of $150.00 per month per report until such report is received by Landlord.

13. Utilities. Tenant shall apply for and pay for all utilities used at the Premises together with all connection fees, tap fees, taxes and/or other charges levied thereon. If any utility is measured by a master meter, then Tenant shall pay Landlord for Tenant's utility consumption within 20 days of receipt of Landlord's invoice. Tenant shall submit to Landlord such data with respect to Tenant's consumption of electricity, gas and water in the Premises, Tenants generation of waste at the Premises, and diversion of waste from landfill within 15 days after the end of each calendar quarter during the Term. Landlord may designate the electrical service provider for the Shopping Center; and Tenant shall contract for electrical service for the Premises either with the Landlord or, at Landlord's option, directly with Landlord's designated service provider. In addition, Landlord may, subject to applicable law, install systems and equipment in the Shopping Center that will generate alternative or renewable energy and/or recycled water and/or obtain the same from third party vendors for consumption in the Shopping Center, including the Premises. Landlord may install equipment (including sub-meters) and other appurtenances in and around the Shopping Center and the Premises to cause alternative/ renewable energy and/or recycled water to be furnished to the Shopping Center. If Landlord designates or changes a service provider, Tenant shall cooperate with Landlord or Landlord's service provider, including, providing access (at reasonable times and upon reasonable notice) to the electric lines, feeders, risers, wiring, and related equipment within the Premises. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission, and/or distribution services. In such event, Tenant shall purchase and pay for the same either directly to the supplier or, at Landlord's option, as Additional Rent. Landlord may charge Tenant for the cost of electric service to the Premises as a single charge or divided into and billed in a variety of categories such as distribution charges, transmission charges, generation charges, public good charges, or other similar categories. Landlord may aggregate the electrical service for the Premises and other premises within the Shopping Center, purchase electricity for the Shopping Center, including the Premises, through a broker and/or buyers group, and change the providers and manner of purchasing electricity from time to time. Landlord may discontinue supplying such utility service(s) upon prior written notice to Tenant sufficient for Tenant to obtain replacement service. Landlord shall be entitled to receive a utility management fee (if permitted by law) for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for the generation of electricity to the Shopping Center. If not installed, but separate metering is available for any utility, Landlord may install such separate meter at Landlord's expense. Landlord shall not be liable for any loss, damage, or expense that Tenant may sustain or incur because of any interruption, failure, interference, change, or defect in the supply or character of utilities furnished to the Premises.

14. Trash Removal. Tenant shall pay for the cost of trash collection and disposal from the Premises and related recycling services. Tenant shall use the trash hauling service designated by Landlord for the Shopping Center.

15. Tenant's Work.
    (a) Tenant shall complete all work to prepare the Premises for Tenant's use and occupancy, at Tenant's sole cost, in accordance with the plans and specifications approved by Landlord ("Tenant's Work"). Tenant shall equip the Premises with all furniture, fixtures, and equipment necessary for the operation of Tenant's business. Within 20 days from and including the Effective Date, Tenant shall submit to Landlord for approval, complete construction plans and specifications, prepared by licensed architects and engineers previously approved in writing by Landlord, describing Tenant's Work in CAD file format. Tenant shall not commence any construction in the Premises until Landlord has approved Tenant's plans. Within five business days from and including the date Landlord approves Tenant's plans, Tenant shall apply for all permits, approvals, and licenses necessary for Tenant to perform Tenant's Work and operate Tenant's Permitted Use in the Premises (the "Permits"). Tenant thereafter shall pursue approval of the Permits with all continuity, diligence, and dispatch. Tenant shall provide Landlord with copies of all permit applications and other government filings contemporaneous with submitting the same to the applicable governmental authority. For Construction Allowance, *See*, Rider Section 50.
    (b) The following shall apply whenever Tenant is performing work in/at the Premises, including Tenant's Work: Tenant shall not perform any other work in or outside the Premises during the Term without Landlord's consent, which shall not be unreasonably withheld, conditioned or delayed. All work shall be performed in a first-class workmanlike manner and in compliance with applicable laws, building codes, and safety standards/regulations. Tenant shall pursue completion of such work with all continuity, diligence, and dispatch. Landlord shall have the right but not the obligation to enter the Premises at reasonable times to inspect Tenant's work. Landlord's approval of any plans and consent to perform the work described therein shall not constitute an agreement that such plans or work conform to applicable legal requirements. Tenant shall not install any equipment that will exceed the capacity of any utility. Tenant may retain only licensed and insured contractors approved by Landlord who shall comply with Landlord's Contractor's Rules and Regulations. Within 30 days of completing Tenant's Work, Tenant shall send Landlord a (1) copy of Tenant's certificate of occupancy and (2) set of as-built drawings of the Premises in CAD file format. Tenant promptly shall procure the cancellation or discharge of all notices of violation arising from Tenant's work. Tenant promptly shall pay all contractors and materialmen for Tenant's work; and procure, at Tenant's expense, the satisfaction or discharge of record of all liens and encumbrances within 15 days after notice of the filing thereof. Landlord may, at its option, bond, or pay-off the lien or claim amount without inquiring into the validity thereof; and Tenant shall reimburse Landlord for Landlord's expenses incurred to discharge said lien (including reasonable attorney's fees) and an administrative charge of 15%. Landlord may post at the Premises notices of non-responsibility, or such other notices that under applicable law will preclude the filing of a mechanic's lien. Tenant will indemnify Landlord and save Landlord harmless from and against all claims, actions, suits at law or equity, judgments, expenses, damages, costs, liabilities, fines, and debts in connection, arising from or in any way related to: any injury, loss, or damage arising from any of Tenant's

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work, including any labor strife (including legal fees and/or private security expenses) and any mechanic's and other liens and encumbrances filed in connection with Tenant's work (including Landlord's legal fees).

16. Signage. Before opening, Tenant shall purchase an identification sign and install it above the Premises entrance. Prior to installing any sign, Tenant shall submit a proposed signage rendering (in a form suitable for applying for any required permits and approvals) showing, at a minimum, the placement of such signage on a picture of the actual storefront with the proposed dimensions thereof and the proposed method of installation ("Sign Package") for Landlord's review and approval. All signs, awnings, and canopies shall comply with all applicable laws and codes (without the need for a variance); and the Landlord's sign criteria. Except for Tenant's storefront sign, Tenant shall not install or maintain any other sign, awning, or canopy in or outside the Premises or in the Shopping Center. Subject to the provisions of this Section 16 and Exhibit "C" and full compliance with any applicable governmental code and signage criteria, Tenant shall be permitted to install its standard "Yoshiharu Ramen" signage and graphics on the storefront of the Premises, all such signage subject to Landlord's prior review and approval as required herein, such approval not to be unreasonably withheld, conditioned, or delayed.

17. Repairs. Landlord shall keep the foundations, roof, and structural portions of the outer walls of the Premises in good repair. Except as set forth above, Landlord shall not be required to make any other repairs of any kind upon the Premises. Tenant shall, at its own cost and expense, make all other repairs and replacements to the Premises including the fixtures, equipment (including the heating, ventilation and air conditioning equipment and system ("HVAC")), and utility lines (*e.g.*, electrical, gas, plumbing, and sewage facilities/lines) exclusively serving the same up to the point of connection to the main line(s). In addition, Tenant shall keep the Premises in a clean, sanitary, and attractive condition. Tenant shall keep in effect an HVAC maintenance agreement, with a contractor approved by Landlord, which agreement shall require, at a minimum, quarterly visits during the Term followed by a written HVAC condition report with a copy sent to Landlord. If after notice, Tenant fails to make any repair or replacement as required by this Lease, Landlord may, in addition to any other rights it may have under this Lease, make such repairs or replacement on Tenant's behalf at Tenant's cost. In such event, Tenant shall reimburse Landlord for Landlord's actual out of pocket costs within 30 days after demand therefor.

18. Access. Landlord may enter the Premises at reasonable times and upon reasonable prior notice to Tenant and Landlord's good faith efforts to coordinate such entry with Tenant's on-site management to make repairs, perform regular maintenance, make inspections, and show the same to prospective tenants (during the last 180 days of the Term), purchasers, and other parties. If the Premises contain means of access to the roof, basement, or electrical/riser room, Landlord may enter the Premises at reasonable times and upon reasonable prior notice to gain access thereto. In exercising its rights under this Section, Landlord shall take reasonable measures to minimize the disruption of Tenant's business operations in the Premises. Notwithstanding anything to the contrary contained herein, in the case of an emergency, Landlord may enter the Premises without prior notice to Tenant and without Tenant being present.

19. Common Areas. "Common Areas" mean all areas of the Shopping Center made available by Landlord for the common use of Landlord, tenants, and any other persons having rights thereto (by easement or grant) and their respective customers and invitees, including the improvements, equipment, and facilities located thereon or used in connection with the operation thereof. All Common Areas shall be subject to the exclusive control and management of Landlord. Landlord may change the Common Areas, add to the Common Areas, and/or subtract from the Common Areas, including changing, reconfiguring, or relocating the various entrances, curb cuts, access/services roads, and/or parking areas. Landlord may dedicate portions of the Common Areas for commercial uses and tenant/customer amenities, including permitting the temporary use of portions thereof and the installation of signs, storage units, cart corals, ATMs, cell towers, billboards, electric vehicle charging stations, and similar hardware/equipment. Tenant shall not solicit any business nor distribute any advertising matter in the parking lot or other Common Areas.

20. Compliance With Laws. This Lease and the rights and obligations of the parties hereunder shall be governed by the laws of the state in which the Shopping Center is located (the "State"). From and after the Possession Date, Tenant, at its own cost and expense, shall comply with all laws, including all orders and regulations now or hereafter in effect, including the Americans with Disabilities Act (the "ADA"). Tenant represents that neither Tenant, nor the principals, officers, partners, and/or members of Tenant: (i) are identified on any U.S. Government or other government list of prohibited or restricted parties, including, the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury, or (ii) are owned or controlled by or acting on behalf of a party on any such list.

21. Environmental Compliance. Landlord and Tenant each shall comply with all applicable federal, state, and local laws, rules, orders, regulations, statutes, ordinances, codes, use permits, judgment, or decrees relating to or imposing liability or standards of conduct concerning environmental conditions and/or hazardous materials ("Environmental Laws"). "Hazardous Materials" mean (i) any hazardous, toxic or dangerous waste, substance or material defined under any Environmental Law as now or at any time hereafter in effect; (ii) any other waste, substance or material that exhibits any of the characteristics enumerated in 40 C.F.R. §§ 261.20 through 261.24, inclusive, and those extremely hazardous substances listed under Section 902 of SARA that are present in threshold planning or reportable quantities as defined under SARA and toxic or hazardous chemical substances that are present in quantities that exceed exposure standards as those terms are defined under Section 6 and 8 of OSHA and 29 C.F.R. Part 1910; (iii) any asbestos or asbestos containing substances whether or not the same are defined as hazardous, toxic, dangerous waste, a dangerous substance or dangerous material in any Environmental Law; (iv) "Red Label" flammable materials; (v) petroleum based products (vi) all laboratory waste and by-products; and (vii) all bio-hazardous materials. Tenant shall not generate, manufacture, refine, transport, treat, store, handle, or dispose of any Hazardous Materials in or around the Shopping Center. Tenant immediately shall notify Landlord of any environmental concerns, liabilities, or conditions of which Tenant is, or becomes, aware,

including any release or suspected release of any Hazardous Materials from the Premises. Tenant shall not file any documents or take any other action under this Section without Landlord's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Landlord may file such documents or take such action instead of or on behalf of Tenant (but at Tenant's sole cost and expense), and Tenant shall cooperate with Landlord in so doing. Tenant shall (i) provide Landlord with copies of any documents filed by Tenant pursuant to any Environmental Law; (ii) permit Landlord to be present at any inspections and/or meetings with government environmental officials; and (iii) provide Landlord with an inventory of materials and substances dealt with by Tenant at the Premises, as well as such additional information for government filings or determinations as to whether there has been compliance with an Environmental Law. Landlord shall have the right to enter the Premises at reasonable times and upon reasonable prior written notice to inspect the Premises or to conduct tests to discover the facts of any suspected or potential environmental condition or violation. Tenant shall defend, indemnify and hold Landlord harmless against any claims, actions, fines, penalties, liability, loss, damages, cost or expense, including consultants' and attorneys' fees and costs (whether or not legal action has been instituted), incurred by reason of (i) the presence of Hazardous Materials at, under or about the Premises (except for Hazardous Materials present at the Premises on the Possession Date or introduced by Landlord), or (ii) any failure by Tenant to comply with the terms hereof or with any Environmental Law, now or hereafter in effect. Tenant's obligations contained in this Section shall survive the expiration or earlier termination of this Lease, including any post-Term monitoring and remediation. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all environmental damages arising from the presence of hazardous materials upon, about or beneath the Premises in amounts that exceed permissible thresholds or arising in any manner whatsoever out of the violation of any environmental requirements pertaining to the Premises and any activities thereon, which conditions exist or existed prior to or on the Possession Date or which may occur thereafter as the result of the act or omission of Landlord, its agents, contractors or employees. Landlord shall be liable to Tenant only for its actual damages and in no event shall Landlord be liable to Tenant of anyone claiming by or through Tenant for any special or consequential damages or claims for lost profits. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

22. <u>Assignment and Subletting</u>.

(a) Tenant shall not assign, transfer, mortgage, or encumber this Lease, in whole or in part, grant licenses or concessions, or sublet all or any part of the Premises without Landlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided the following terms and conditions are met and complied with: (i) Tenant shall submit Tenant's request at least 60 days before the proposed effective date thereof, along with the following: (a) the full particulars of the proposed assignment, sublease or transfer, including its nature, effective date, terms and conditions; (b) in the case of a sublease, a copy of the sublease which shall provide that the sublease is subject and subordinate to the terms and provisions of this Lease and that the sublessee will perform all of the terms and provisions of this Lease on Tenant's part to be performed, except the payment of rent, which Tenant shall continue to be obligated to pay to Landlord; (c) a description of the identity, Tangible Net Worth and previous business experience of the proposed assignee, subtenant or transferee including, without limitation, copies of the proposed assignee's, subtenant's or transferee's latest income, balance sheet and changes in financial position statements (with accompanying notes and disclosures of all material changes thereto) in audited form, if available, and certified as accurate by the proposed assignee, subtenant or transferee; (d) any further information and documentation relevant to the proposed assignment, sublease or transfer which Landlord shall reasonably request after receipt of Tenant's request for consent including, without limitation, a written assumption agreement from the assignee or transferee; and (e) a non-refundable deposit of $3,000.00 on account of the Transaction Fee required below, (if such payment does not accompany Tenant's request, then Landlord shall have the right to treat the request as null and void and improperly delivered); (ii) Tenant shall not be in default under this Lease beyond applicable notice and cure periods at the time Landlord's consent is requested or at the effective date of the assignment or sublease; (iii) The proposed assignee, sublessee or transferee shall have a financial standing at least equal to that of Tenant as of the date of Lease or the date of the request for consent, whichever is greater; (iv) The proposed assignee, sublessee or transferee shall be of a character and have a business reputation in accordance with reasonable community shopping center standards; (v) The proposed assignee, sublessee or transferee shall be experienced in the restaurant industry and shall have managerial and operational skills comparable to those of Tenant; (vi) The Premises shall be used solely for the Permitted Use and any change thereto shall be subject to Landlord's prior written review and approval which shall not be unreasonably withheld, conditioned or delayed; (vii) The proposed transaction will not cause Landlord to be in violation of any agreement respecting the Shopping Center to which Landlord is a party; (viii) Tenant and assignee, subtenant or transferee shall execute any form of agreement which Landlord reasonably requires and Tenant will confirm in writing that it remains liable under this Lease as though no assignment or sublease had been made; and (ix) The proposed assignee, sublessee or transferee shall not be a person or entity with whom Landlord currently is (or within the preceding six months has been) negotiating regarding a lease for space elsewhere in the Shopping Center, and the proposed assignee, sublessee or transferee shall not be a lessee in the Shopping Center. The option term, as provided in Section 44 of this Lease, shall be assignable by Tenant.

(b) In connection with such request, Tenant shall pay Landlord a Transaction Fee equal to the greater of (i) five percent of the total consideration paid by the assignee or (ii) $3,000.00. As used herein, "<u>Tangible Net Worth</u>" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied. Any subsequent assignment or sublease shall be subject to the terms of this Section 22. Any transfer made in violation of this Section shall be void and confer no rights upon any purported transferee, assignee, mortgagee, or occupant. Landlord's acceptance of Rent from any person other than Tenant shall not be construed as Landlord's consent to any such purported transfer nor estop Landlord from pursuing Landlord's rights and remedies under this Lease.

(c) Except as expressly provided otherwise in this Section 22, in the event the Lease is assigned or otherwise transferred in whole or in part, with or without Landlord's consent or approval, Tenant shall at all times remain primarily liable for the full performance of all of the terms, covenants and conditions contained in the Lease and for all obligations accrued or accruing under the Lease. Except as expressly provided otherwise in this Section

22, Tenant shall not be released by, or as a result of, any subsequent assignment or transfer of the Lease and Tenant agrees that no amendment, modification, extension or renewal of the Lease shall release the Tenant from its obligations under the Lease. Each assignee or transferee, with or without Landlord's consent, shall be liable and obligated to perform all of the terms, covenants and conditions contained in the Lease as if it were the original tenant under the Lease. In any right of action which may accrue to Landlord, Landlord may, at its option, proceed against Tenant without having commenced any action or obtained a judgment against any subsequent assignee or transferee.

(d) Notwithstanding anything to the contrary contained in this Section 22, at any time following the sixth anniversary of the Rent Commencement Date, in the event Landlord approves an assignment of Yoshiharu Clemente's interest in this Lease, then, Yoshiharu Clemente, a California corporation, and James Chae and Jennie Yeon Chae, a married couple, shall be released from all liability under the terms and provisions of the Lease and the Guaranty as of the first day of the 25th month following the effective date of such approved assignment, provided the approved assignee is not then nor has been in default of the terms and conditions of the Lease. Further, the terms of this paragraph shall be exclusively for the benefit of Yoshiharu Clemente, a California corporation, and James Chae and Jennie Yeon Chae, a married couple, and shall not be available to any successor, assignee, subtenant or transferee of Yoshiharu Clemente, a California corporation, as Tenant, or James Chae and Jennie Yeon Chae, a married couple, as Guarantor.

23. Tenant's Insurance. To the full extent permitted by law, Tenant shall indemnify and defend Landlord and save it harmless from and against any suits, actions, damages, claims, judgments, costs, liabilities, and expenses in connection with loss of life, bodily injury, property damage or any other loss or damage arising from, or out of, any occurrence in, upon, at, or from the Premises, or Tenant's use and occupancy of the Premises, or occasioned wholly, or in part, by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees or concessionaires, including use of the Common Areas. Tenant's indemnification obligations shall not be limited by the provisions of any workers' compensation act, similar statute, or by any action of Tenant's insurance carrier, and shall survive the expiration or earlier termination of this Lease. Tenant shall maintain, at Tenant's sole cost and expense and to the full extent permitted by law: "Special Form" insurance coverage (or its then equivalent successor) that shall include fire and extended coverage insurance covering 100% of the cost of replacement of all furniture, fixtures, non-structural components of the walls and storefronts, equipment, inventory, and improvements in or serving the Premises in the event of a loss; commercial general liability insurance with a deductible of no more than $10,000.00, including contractual liability coverage, covering bodily injury and property damage liability, in the broadest and most comprehensive forms generally available with "General Aggregate Amount and Per Occurrence Limits" of liability as follows: Minimum Liability Coverage of $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate; and Minimum Property Coverage of Full Replacement. Tenant may satisfy the foregoing coverage requirements in a single policy or a combination of a primary policy with coverage of at least $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate plus an excess liability policy (a/k/a an umbrella policy) with coverage of at least $1,000,000.00; and workers compensation and other workers disability insurance with coverage of the greater of $1,000,000.00 or such amount required by the State. Tenant's general liability insurance shall be written on an occurrence basis. Tenant's property coverage shall include earth movement and flood coverage if the Shopping Center is located in a jurisdiction where Landlord's insurance includes such flood and/or earthquake coverages. Tenant shall insure: (i) all outside plate glass in the Premises and (ii) all boilers and HVAC equipment serving the Premises in the amount of $150,000.00. Landlord makes no representation to Tenant that the minimum amount of insurance required to be carried by Tenant under this Lease is adequate to protect Tenant's interest. All companies providing Tenant's insurance shall have a minimum A.M. Best rating of A-X and be authorized to transact business in the State. Tenant's insurance shall name Landlord and its successors and/or assigns (and as Landlord directs, its ground lessors, lenders, affiliates, and managers) as additional insured(s) under Tenant's general liability insurance policy providing the above-coverage. On or before the Possession Date and thereafter within 10 days of the annual renewal date thereof, Tenant shall provide Landlord with certificates of insurance evidencing Tenant's insurance. Tenant also shall provide Landlord with copies of such policies upon Landlord's prior written request.

24. Waiver of Subrogation and Risk of Loss. Landlord and Tenant hereby release each other and anyone claiming through or under the other by way of subrogation from any and all liability for any bodily injury or loss of or damage to property, whether or not caused by the negligence or fault of the other party. In addition, Landlord and Tenant shall cause each insurance policy carried by them to provide that the insurer waives all rights of recovery by way of subrogation against the other party hereto in connection with any loss or damage covered by the policy. Tenant shall store its property at Tenant's own risk and releases Landlord, to the full extent permitted by law, from all property damage claims. Landlord shall not be responsible or liable to Tenant for any loss or damage to Tenant's property arising from any cause.

25. Damage and Destruction. If the Premises is damaged by any casualty, then Landlord shall elect either to repair/restore the Premises to substantially the same condition as the Premises were in on the Possession Date or terminate this Lease by notice of termination given within 180 days after such event. If Landlord elects to repair/restore, then Tenant promptly shall complete all work necessary for Tenant to re-open and operate Tenant's Permitted Use in the Premises.

26. Eminent Domain. If the Premises shall be taken by eminent domain, then this Lease shall terminate on the date title vests in the taking authority. If only a portion of the Premises is taken, then Landlord shall elect either to terminate this Lease (effective on the date title vests in the taking authority) or restore the Premises to substantially the same condition as the Premises were in on the Possession Date less the portion taken. Landlord shall receive the full amount of any award made in connection with any taking. Tenant shall cooperate with Landlord in executing such waivers/releases as may be necessary for Landlord to recover the award.

27. Relocation. Intentionally Omitted.

28. Shopping Center Redevelopment. If Landlord elects to renovate and/or remodel all or part of the Shopping Center, Tenant shall cooperate with Landlord, including the removal and replacement of Tenant's sign(s) at Landlord's cost. If Landlord elects to renovate/replace Tenant's storefront, façade, and/or signage, Tenant's Minimum Rent as set forth in Section 1(j) shall increase by $2.00 per square foot per annum for the remainder of the Term as reimbursement for Landlord's upgrade work and the increase in value of Tenant's leasehold. If Landlord elects (in Landlord's sole discretion) to redevelop the Shopping Center (or any part thereof), which redevelopment plan includes Landlord's recapture of the Premises and comparably sized space is available elsewhere in the Shopping Center, then Landlord may relocate Tenant to such space Section 27 above. If no comparably sized space is available or if Tenant rejects the New Premises (in Tenant's reasonable discretion), then Tenant shall have the right to terminate this Lease on 60 days' notice. As used herein, the term "redevelop" may include new construction, a change to the Shopping Center lay-out, converting the Premises into Common Area, and/or relocating or expanding any occupant whose premises consists of at least 15,000 square feet of gross leasable area.

29. Event of Default by Tenant.
   (a) Any one of the following shall be an "Event of Default": Tenant's failure to pay Rent within five days after Landlord has delivered to Tenant notice of such default; Tenant's failure to observe or perform any of the other terms, conditions, or covenants of this Lease and to commence and to cure the same within the minimum time required to do so after Landlord has sent to Tenant prior written notice of such failure to perform; Tenant's filing of a voluntary petition for relief under the Bankruptcy Code or any similar federal or state law now or hereafter enacted; the commencement of any of the following proceedings that is not dismissed within 60 days: (i) Tenant being judicially declared bankrupt or insolvent according to law; (ii) an assignment for the benefit of creditors; (iii) a receiver, guardian, conservator, trustee in bankruptcy or other similar officer being appointed to take charge of all or a substantial part of Tenant's property by a court of competent jurisdiction; (iv) an involuntary petition for relief being filed against Tenant pursuant to the Bankruptcy Code or any similar federal or state law now or hereafter enacted; and/or a (v) default by Tenant (or any affiliated or related entity of Tenant) with respect to any lease, other than this Lease, with Landlord (or any affiliated or related entity of Landlord). If Tenant abandons the Premises or fails to operate for three consecutive days (Permitted Closures excepted), then Tenant shall be deemed to have abandoned the Premises and said abandonment shall be an Event of Default without the necessity of any notice from Landlord to Tenant.
   (b) Upon an Event of Default, Landlord may, in addition to Landlord's rights and remedies at law or in equity: declare this Lease terminated by giving Tenant a written notice to quit on not less than five days' notice; and/or without further demand, notice, or resort to legal process (all of which Tenant expressly waives), enter the Premises and repossess the same, expel Tenant and those claiming through or under Tenant, and remove, dispose of, or store (in a public warehouse or elsewhere at the cost and for the account of Tenant) Tenant's personal property without liability for any loss or damage that may be occasioned thereby. Landlord may recover from Tenant all damages it may incur by reason of Tenant's default, including repair and maintenance expenses incurred to avoid waste and the Rent as it becomes due for the remainder of the Term as if this Lease had not been terminated or the Premises re-possessed; and without regard to whether Landlord has re-let the Premises or not, except Tenant shall be entitled to a credit in the amount of rent received by Landlord in reletting, after deducting all of Landlord's expenses incurred in reletting the Premises (including, brokerage fees, repair costs, the remodeling costs to place the Premises in condition acceptable to a new tenant), and in collecting the rent in connection therewith. If the rentals received from such reletting are insufficient to cover the total Rent due during that month, Tenant shall pay such deficiency to Landlord. Tenant shall not be entitled to any offset or credit for payments received by Landlord in excess of the amounts due from Tenant hereunder, either on a monthly or cumulative basis. Alternatively, Landlord may elect to recover from Tenant and Tenant shall pay to Landlord liquidated damages in a lump sum payment equal to the Rent reserved under this Lease for the balance of the Term (discounted to its then present value) over and above the total fair market rental value (discounted to its then present value) of the Premises for the balance of the term taking into account Landlord's reasonable projections of the time and cost to re-let the Premises. In calculating present value, the parties shall use a discount rate equal to two points above the Federal Reserve Bank's discount rate.
   (c) Tenant hereby grants to Landlord, a lien and security interest for the payment of all Rent upon all Tenant's property, equipment, furniture, fixtures, and other assets at the Premises. Landlord may sell said personal property, with or without notice, by public or private sale.
   (d) Landlord and Tenant each waive trial by jury in any action, or proceeding brought by the other on any matter whatsoever arising out of or in any way connected with this Lease. Tenant agrees not to interpose any non-compulsory counterclaim of whatever nature or description in any action commenced by Landlord for non-payment of Rent; and submits to the jurisdiction of any court established to adjudicate such Landlord-Tenant matters on a summary process basis.
   (e) In the event Landlord (i) retains an attorney to enforce the provisions of this Lease against Tenant, (ii) retains an attorney to represent Landlord's interests in Tenant's bankruptcy case, (iii) brings a legal action or proceedings against Tenant, or (iv) has to defend any action or proceedings brought by or against Tenant, including, appeals or proceedings in bankruptcy or receivership, Landlord shall be entitled to recover from Tenant its reasonable legal fees and expenses in such action or proceeding or otherwise, or may recover same in a separate action or subsequent proceeding.
   (f) Any release of Tenant from Tenant's liability under this Lease only may be made by a written agreement signed by an officer of Landlord authorized to give such release. Any acceptance of keys to the Premises by Landlord shall not constitute an acceptance of Tenant's surrender. Landlord's termination of this Lease or recovery of possession of the Premises shall not constitute an acceptance of any surrender and shall be

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

without prejudice to any and all of Landlord's rights and remedies under this Lease, at law or in equity, including, without limitation, the right to recover damages.

(g) No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after the termination of this Lease or after the giving of any notice of termination shall reinstate, continue, or extend the Term or affect any notice given to Tenant prior to the receipt of such money; and Landlord's acceptance of any payment or performance shall not be deemed a recognition of any tenancy, revive this Lease, or otherwise impair or prejudice Landlord's right to recover the Premises. From and after the termination of this Lease as provided herein, the unilateral payment of Rent or performance by Tenant shall not create any tenancy, but rather, shall be, at Landlord's discretion, deemed to be on account of Landlord's damages or as use and occupancy payments during Tenant's unlawful detainer of the Premises. Tenant authorizes the online payment portal service provider, vendor, and/or Bank used by Tenant for the payment of Rent to release to Landlord copies of Tenant's checks and/or other Rent payment information. In addition, if Landlord designates a bank or other third-party institution to receive payments of Rent, said designation shall not constitute the appointment of agency to act on behalf of or for Landlord. If this Lease shall be guaranteed on behalf of Tenant, all of the foregoing provisions hereof shall be deemed to read "Tenant or the Guarantor hereof". Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of this Lease. In the event of breach or anticipatory breach by Tenant of any provision of this Lease, Landlord shall have the right of injunction as if other remedies were not provided for herein.

30. Lease Priority. This Lease is or shall be subject and subordinate to all matters of record, including any mortgage, deed of trust, ground lease, or any other method of financing or refinancing now or hereafter placed against the Premises and/or the Shopping Center (or any portion thereof) by Landlord, and to any and all advances made or to be made thereunder and to the interest thereon and to all renewals, replacements, consolidations and extensions thereof. In confirmation of such subordination, Tenant shall execute any acknowledgment that Landlord may request. The holder of any mortgage or deed of trust may elect to have this Lease superior to its mortgage or deed of trust upon notice to Tenant.

31. Quiet Enjoyment. Upon paying Rent and performing all of Tenant's other covenants and obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises without hindrance or interruption by Landlord subject to the terms of this Lease and to any mortgage, ground lease, or other agreements, covenants, and restrictions to which this Lease is subordinated.

32. Notice. All notices required or permitted to be given under this Lease shall be deemed to have been given and received if: (i) sent through a nationally recognized overnight delivery service (*e.g.*, FedEx) on the day after being picked-up by said carrier; or (ii) sent by United States Certified mail, postage prepaid, three days after being deposited in the mail. All notices shall be in writing and sent to the address set forth in Section 1. Notwithstanding the designation of a separate rent payment address, only notice sent to the notice address set forth in Section 1 shall be good and sufficient notice under this Lease. Any party, by proper notice to the other, may change such party's address for the giving of notice under this Lease.

33. Lease Interpretation. The term "includes" and "including" are not limiting. The term "person" includes any natural person and/or any organization or entity. The word "or" may be inclusive or exclusive depending upon the context of the provision. The word "Tenant" shall mean each and every person identified as a tenant herein; and if there shall be more than one tenant, the liability of each shall be individual, joint and several. All exhibits, riders, and/or addenda attached to this Lease are made a part hereof as if fully incorporated into the body of this Lease. Each party has had the opportunity to review and revise this Lease and retain legal counsel; and any applicable rule of construction that any ambiguities are resolved against the drafting party shall not be applicable in the interpretation of this Lease. The numbering and headings throughout this Lease are for reference only, and shall not be used to construe, interpret, or explain the provision. Whenever an example is given in this Lease, such example shall be construed to be by way of example only and not of limitation. The singular includes the plural. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual and/or an organization or entity. The necessary grammatical changes required to make the provisions apply in the plural or to be gender appropriate shall in all instances be assumed as if correctly expressed. Landlord's and Tenant's relationship is that of Landlord and Tenant; and not as partners or joint venturers. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition. The rights and covenants conveyed in this Lease shall not be deemed to be covenants running with the land.

34. Force Majeure. Landlord's and Tenant's time to perform any obligation under this Lease shall be extended for the period of any unavoidable delay in the performance of any obligations hereunder when prevented from doing so by a cause or a condition beyond such party's control, including, labor disputes, riots, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, terrorist action, sabotage, Government ordered business closure, stop work order, or other regulation, fire or other casualty, inability to obtain any necessary material, services or financing, or through acts of God. Notwithstanding the foregoing, no cause or event shall (i) release Tenant from, or permit a delay in, excuse, or otherwise extend, the timely payment of Rent as such becomes due, or (ii) delay or defer the Rent Commencement Date. As used herein, Government "stop work order" means an order from an applicable governmental authority ordering the Landlord or Tenant to stop work for reasons/causes other than such party's failure to comply with applicable law/legal requirements.

Notwithstanding anything in the Lease to this contrary, in the event any Governmental Shutdown Order (as defined below) continues for a period of more than 30 days, Tenant shall have the onetime right at any time during the Governmental Shutdown Order, upon prior advance written notice to Landlord, to defer the payment of Minimum Rent ("Deferred Base Rent") until the Governmental Shutdown Order is lifted, for a maximum period

of 90 days (the "Deferral Period"). The Deferred Base Rent does not include additional rental payments due under the Lease (e.g., real estate taxes, insurance, and common area charges) or utility charges which in both cases shall continue to be paid by Tenant pursuant to the terms of Lease ("Current Monthly Additional Rent Payment"). Tenant agrees to pay the Deferred Base Rent under the Lease to Landlord in six equal monthly installments (each a "Deferred Rent Payment") on the first day of each month, commencing on the 90th day following the expiration of the Deferral Period and ending until paid in full. Notwithstanding Landlord's agreement to forbear on the collection of the Deferred Base Rent, the Deferred Base Rent remains rental that was due for the Deferral Period and shall remain a rental obligation under the Lease. Tenant agrees to pay each Deferred Rent Payment to Landlord on the monthly payment dates set forth above in addition to Tenant's regular monthly payments of rentals due under the Lease for such month. Tenant will not be charged interest on the unpaid Deferred Base Rent during such 6-month period. As of the effective date of this Lease, each party acknowledges and agrees that a Governmental Shutdown Order is not currently in place. For purposes of this paragraph, a Governmental Shutdown Order shall mean an order of a governmental authority having jurisdiction over the Shopping Center that requires the Tenant to cease the operation of its business. In the event of any default or breach in the payment of any Deferred Base Rent Payment, or Current Monthly Additional Rent Payment as provided herein, Landlord shall have the immediate right to accelerate the obligation to pay, and require the immediate repayment of, the full balance of all unpaid Deferred Base Rent with respect to the Lease, without further notice or cure period, of any nature, or demand to Tenant and to the extent not paid by Tenant, then Landlord may thereafter exercise any and all other rights or remedies for a rental/payment default as set forth in the Lease. Further, Tenant's failure with respect to any Lease to timely pay any Deferred Rent Payment and/or Current Monthly Additional Rent Payment to Landlord in accordance with this Lease shall constitute a monetary/rent default and breach under the Lease with respect to which Tenant failed to timely make such Current Monthly Additional Rent Payment or Deferred Base Rent Payment and giving rise to Landlord's right to exercise any and all of its rights or remedies under such Lease or the laws of the state in which the leased premises is situated with respect to such monetary/rent default. The absence of the issuance of a written or formal "default" notice under the Lease or the absence of legal action by Landlord with respect to any default, breach or the failure of Tenant to fulfill any obligation under the Lease or the failure of Landlord to enforce any rights under the Lease shall not be construed as a waiver of any such default, breach or failure or rights and Landlord maintains all rights and remedies to enforce same. In case of breach by Tenant of any covenants or undertakings of Tenant under the Lease, Landlord nevertheless may accept from Tenant any payment without in any way waiving Landlord's right to exercise the rights provided in the Lease by reason of any other breach or lapse which was in existence at the time such payment or payments were accepted by Landlord

35. Partial Invalidity. If any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby; and each other provision of this Lease shall be valid and enforced to the full extent permitted by law.

36. Estoppel Certificate. Tenant shall, within 15 days after a request from Landlord, execute and deliver a certificate certifying (to the extent true): (i) that this Lease is in full force and effect; (ii) a statement of the Possession Date, Rent Commencement Date, and Expiration Date; (iii) that Landlord is not then in default of this Lease; and (iv) such other matters as customarily are included in such certificates or may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord, any successor of Landlord, any mortgagee of Landlord, or any purchaser of the Shopping Center.

37. Waiver and Consent. The rights and remedies given to Landlord and Tenant in this Lease are distinct, separate, and cumulative; and the exercise of any of them shall not be deemed to exclude either party's right to exercise any of the others. The waiver by Landlord or Tenant of any breach shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, or condition of this Lease, or of such party's right to enforce the same in the future. The acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant regardless of Landlord's knowledge of such breach. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing. No waiver by Landlord in respect to other tenants shall be deemed to constitute a waiver in favor of Tenant. Whenever Landlord's consent is required under this Lease, such consent may be withheld by Landlord in Landlord's sole discretion unless a different standard expressly is stated. If a court finds that Landlord wrongfully withheld its consent, the sole result of such finding shall be Landlord's deemed consent to the requested matter and Landlord shall not be liable to Tenant for any damages arising from the withholding of any consent.

38. Recovery Against Landlord. If Landlord is found liable or obligated to Tenant for any reason under this Lease, then Landlord shall be liable to Tenant only for Tenant's actual direct damages; and in no event shall Landlord be liable to Tenant for lost sales or profits or any indirect, speculative, punitive, or consequential damages. Tenant shall look solely to the estate and property of Landlord in the Shopping Center.

39. Successors. All rights and liabilities herein given to, or imposed upon, Landlord and Tenant shall extend to and bind the respective heirs, executors, administrators, successors, and assigns. No rights, however, shall inure to any assignee of Tenant made in violation of Section 22. In the event of any sale or transfer of Landlord's interest in the Shopping Center, the Premises, or this Lease (except as collateral security for a loan), upon such transfer Landlord will be released from all liability and obligations hereunder.

40. Confidentiality. Except to the extent required by law, including by subpoena, Tenant shall not disclose the terms and conditions of this Lease to anyone.

41. REIT Qualification. Tenant shall cooperate with Landlord so that the Rent under this Lease continues to qualify as "rents from real property" as defined in Section 856(d) of the Internal Revenue Code and related Treasury

Regulations. Such cooperation includes amending this Lease as necessary provided there is no increase in Tenant's financial obligations to Landlord.

42. End of Term. At the Expiration Date or sooner termination of this Lease, Tenant shall quit and surrender the Premises in broom clean condition, reasonable wear and tear and casualty excepted. Tenant will perform repairs, if any are required, so that the HVAC, electrical, and plumbing systems serving the Premises are in good working order. Tenant shall remove all of Tenant's signs, inventory, furniture, trade fixtures, equipment, and other personal property from the Premises in a careful and prudent manner; and repair any damage caused thereby. All property remaining in the Premises on or after the Expiration Date (or sooner termination date) shall become the property of Landlord without payment from Landlord. Tenant shall be liable for the cost of removal and other charges to dispose of, or at Landlord's option, to store such property. If Tenant fails to vacate the Premises in condition required by this Section, then such hold-over shall be a tenancy-at-sufferance only. For each day Tenant holds-over, Tenant shall pay to Landlord a use/occupancy charge equal to two times the annual Minimum Rent payable as of the Expiration Date plus all Additional Rent (annualized based upon Tenant's then-current payments) divided by 360. In addition and without prejudice to all of Landlord's rights and remedies at law or in equity against Tenant, Tenant shall indemnify Landlord against any loss or liability resulting from Tenant's delay in surrendering the Premises on the Expiration Date (or sooner termination date). Tenant's obligation to observe or perform the covenants contained in this Section shall survive the expiration or earlier termination of the Term.

43. Entire Agreement. Landlord and Tenant represent and warrant to each other that their respective signatories are authorized to sign this Lease on such party's behalf. This Lease and the exhibits, riders, and/or addenda attached hereto, if any, set forth the parties' entire agreement. All negotiations, representations, and understandings between the parties are merged, incorporated into, and set forth in this Lease. This Lease may be modified/amended only by written agreement of the parties. In entering into this Lease, each party represents and warrants to the other that it is not relying upon any statement, opinion, or representation made by the other party except as expressly set forth in this Lease. This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single document. The execution of this Lease by digital signature (*e.g.*, stylus/pen, digital image, or digital signature (*e.g.*, DocuSign®)) and/or delivery by electronic means (*e.g.*, email, facsimile, DocuSign shall be valid and binding as between the parties for all purposes under this Lease and applicable law and rules of evidence with the same force and effect as if the parties had exchanged original executed documents by hand. If required, each party shall take such curative action required to remedy any defect in the execution and delivery of this Lease. Once executed by both parties, this Lease shall be effective and binding as of the Effective Date; and all terms, conditions, and provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives, successors, and assigns. Tenant shall not record this Lease or any memorandum thereof.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

CALIFORNIA PROPERTY OWNER I, LLC,
a Delaware limited liability company

DocuSigned by:
By: Matthew Berger
116C722E07FD4F7...

Name: Matthew Berger

Title: Executive Vice President, President - West Region

TENANT:

YOSHIHARU CLEMENTE,
a California corporation

DocuSigned by:
By: James Chae
3C04C2C53F4B47B...

Name: James Chae

Title: President & CEO

EXHIBIT A: SITE PLAN

Ocean View Plaza

Los Angeles-Long Beach-Anaheim, CA

33.4582, -117.6521
638 Camino de Los Mares | San Clemente, CA 92673


Yoshiharu Ramen- 2,154 sf
barre3
San Diego Freeway
Saddleback Memorial Medical Center
Camino De Los Mares
2nd Floor
4059

Available Space

16	2,154 SF
17A	1,404 SF
72	1,200 SF

Current Retailers

01	The Habit Burger Grill	3,022 SF
02	Luque's Seaside Optometry	1,286 SF
03	Bath & Body Works	2,800 SF
04	Pets Plus	8,700 SF
05	Ralphs	45,000 SF
06	Celebrity Cleaners	1,700 SF
07	Zia Threading	900 SF
08	Sydnee's Pet Grooming	1,300 SF
09	European Tailoring	1,431 SF
10	San Clemente Dental	2,106 SF
11	Ocean View Nails	1,208 SF
12	ITan Sun Spray Spa	2,360 SF
14	Southern Roots	1,848 SF
15	Barre3	1,826 SF
17	Nekter Juice Bar	1,098 SF
18	Nothing Bundt Cakes	2,600 SF
19	MemorialCare Medical Group	4,217 SF
20	CVS/Pharmacy	16,826 SF
49	Automobile Club	6,982 SF
53	Image Studios 360	4,472 SF
54	Crunch Fitness	17,868 SF
56	Sunrise Tae Kwon Do	1,171 SF
56A	Beauty Break	1,171 SF
57	Sport Clips	1,198 SF
58	Philly's Best	1,300 SF
59	Flame Broiler	1,300 SF
60/61	Chase	3,718 SF
63	Designer	2,188 SF
64	Trader Joe's	9,461 SF
67	Supercuts	1,316 SF
68	Mondern Acupuncture	1,812 SF
69	Wells Fargo	4,429 SF
70	The UPS Store	1,415 SF
70B	Verizon Wireless	1,415 SF
71	The Joint Chiropractic	1,280 SF
73	Subway	1,192 SF
74	Starbucks	1,800 SF

BRIXMOR

Tyler Barry (858) 202-1125 | tyler.barry@brixmor.com | BRIXMOR.com

NOT TO SCALE

The foregoing site plan is attached to show the approximate location of the Premises and general layout of the Shopping Center. Landlord makes no representation or warranty that the Shopping Center, including the tenants, shown on Exhibit "A" will not change from time to time during the Term. Landlord may construct new buildings and improvements and/or change, remove, and/or expand the existing buildings or other improvements comprising the Shopping Center, including the Common Areas and related facilities. Landlord may or may not, in Landlord's sole discretion, integrate after acquired adjacent property into the Shopping Center; and no merger shall occur by virtue of common ownership of such separate parcels. The Shopping Center excludes the parcel(s) of land, if any, shown as "N.A.P" on Exhibit "A", which are owned and/or controlled by a party (or parties) other than Landlord. The Shopping Center also shall exclude any portion of the Shopping Center transferred to a third-party after the Effective Date and any rights or restrictions affecting such transferred portion by this Lease shall terminate on the date title vests in such third-party. As used herein, "third-party" means a party un-affiliated with Landlord. Landlord may change the name of the Shopping Center.

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

EXHIBIT B: LANDLORD'S WORK

None.

EXHIBIT C: SIGN CRITERIA

OCEAN VIEW PLAZA

The purpose of the attached criteria is to establish sign standards necessary to balance maximum tenant identification within an overall harmony of design for the project.

The criteria has been designed to give tenants flexibility in personalizing their own identity and to allow for creativity in sign design. However, since deviations from the criteria would be an injustice to all other tenants who comply, conformance to the criteria will be strictly enforced. In the interest of the center, any installed nonconforming or unapproved signs shall be brought into conformance at the expense of the tenant.

A. GENERAL REQUIREMENTS

1. All work to be performed by a professional sign company. Said sign company must be in possession of a current contractors license to perform such work. (C-45 License).

2. Each tenant shall submit or cause to be submitted to the Landlord for approval before fabrication at least two (2) copies of detailed drawings indicating the location, size, layout, design and color of the proposed signs, including all lettering and/or graphics. These drawings should be submitted along with plot plan and elevation.

3. All permits required by the City of San Clemente for signs and their installation must be obtained by the tenant or the tenant's representative prior to installation.

4. All signs must comply with San Clemente zoning, building and electrical codes.

5. All signs shall be reviewed and approved in writing by the Landlord for conformance with this criteria and overall design quality as well as tenant's lease agreement. Approval or disapproval of sign submittal based on aesthetics of a design shall remain the sole right of the Landlord.

6. All signs shall be constructed and installed at tenant's expense. Tenant is also responsible for the maintenance of all signs.

7. Cooperative tenant advertising, signing or seasonal event signing shall be considered special event signs and require separate sign permits from the City of San Clemente.

8. In the event a tenant vacates his premises, the tenant shall provide a blank panel for any freestanding sign occupied by the tenant. Tenant shall also be responsible for the removal of any wall sign, with all holes being repaired and repainted to match the building exterior.

9. Wording of signs shall not include the product sold, except as part of the tenant name, insignia or dba.

10. Tenant's sign contractor shall repair any damage to any work caused by his actions. Incomplete repairs become the responsibility of the tenant.

11. Upon notice of the City of San Clemente or the Landlord, a tenant shall be required to repair or refurnish their sign structure, sign face and/or sign illumination within seven (7) working days.

12. No animated, flashing, audible off-premises or vehicle signs are permitted.

13. No exposed neon or tubing will be permitted.

14. No window signing to be allowed, other than that specified on exhibits as relates to shop addressing and hours of operation, approved credit cards, emergency telephone numbers, etc.

15. All conduits, raceways, transformers, junction boxes, openings in the building surface, etc. shall be concealed. If canopy architecture prohibits concealing hardware, it shall be enclosed in a manner consistent with quality fabrication practices, and painted-out to match the building color. The method of installation shall be approved by the City of San Clemente and the Landlord.

16. Tenant's contractor shall completely install and connect sign display, including primary wiring, from Tenant's electrical to J-box, at sign location stipulated by the Landlord. All signs are to be connected to an assigned J-box provided by the Landlord, which is connected and controlled at the Landlord's house panel for uniform control of hours of illumination.

17. All exterior letters exposed to the weather shall be neatly sealed in a watertight condition and all bolts, fastenings and clips shall be of hot-dipped galvanized iron, stainless steel or other noncorrosive material.

18. Internal illumination to be 30 mili-amp neon gas system, labeled in accordance with the "National Board of Fire Underwriters Specifications".

19. No labels or other identification will be permitted on the exposed surface of the sign, except those required by local ordinance.

20. The tenant shall be fully responsible for the operations of his sign contractor and shall indemnify, defend and hold harmless the Landlord and his agents from damages or liabilities resulting from his contractor's work.

21. Registered trademarks, herein referred to as Registered Corporate Identity, pertains to corporate logos and logotypes that have been registered and are on file with the United States Patent and Trademark Office in Washington, D.C.

B. SIGN TYPES

1. MONUMENT SIGNS

Exhibit "B": Single face monument-type signs at the primary entrances into the project from Camino De Los Mares (one [1] monument per entry, two [2] total).

Sign-wall monument structure will tie in with the project architecture in all manner of colors and finishes for an integrated appearance. Each sign-wall monument will incorporate three (3) internally illuminated sign panels. The center panel will include the project name and the "Ralphs" corporate logo, in addition to two (2) internally-illuminated sign panels of equal size for the identity of two (2) project tenants. Letter copy only will illuminate at night; all other surfaces are opaque. Typical letter color: off-white for direct illumination.

2. TENANT SIGNS

Exhibit "C": Individual, internally illuminated channel letters for in-line tenants with forty (40) or more feet of shop lineal frontage. Mounted to building fascia in approved manner, as specified on exhibits. The maximum letter height shall be twenty-four (24) inches. Sign length to be based on the equation of 1.5 square foot of signage per lineal foot of shop frontage, not to exceed sixty-five percent (65%) of lineal frontage or sixty-four (64) square feet in total area of any one (1) sign. Plexiglas letter color must be one of the following: Rohm & Haas Red #2157, Blue #2324; Blue #2308; Ivory #2146, per City Council Resolution #89-06, Condition of Approval #56, SPR 88-21 (including the sign color for the anchor grocery tenant). Tenant letter style must be selected from Approved Letterstyles list, as indicated on exhibits, unless tenant graphics are part of a Registered Corporate Identity Program. One (1) Type C sign is allowed per tenant, except at corner locations where a second elevation fronts onto a public street or parking area, in which case, a second sign will be permitted. All Type C signs have five inch (5") deep returns painted dark bronze DuPont 42863 and three-quarters inch (3/4") wide trim cap to match.

Exhibit "C-1": Individual, back-lit reverse pan channel letters, with opaque metal faces, for halo illumination only facing the I-5 freeway. Letter return depth: three (3) inches. No stacked letters. One line of copy only. The maximum sign letter height shall not exceed thirty (30) inches. The Landlord will endeavor to encourage each tenant's sign designer to propose, fabricate and install letters consistent in vertical size whenever possible. Actual sign size will be determined by multiplying the letter height by the sign length, with the resulting number not to exceed sixty-four (64) square feet. The maximum number of signs approved to appear facing the I-5 freeway: nine (9), inclusive of the project identity, and "Ralphs" signs. Signs are to be installed only where indicated on elevation exhibit, which is on file with the project Landlord and the City of San Clemente.

Tenant must select from the APPROVED LETTERSTYLES list, as shown on exhibits, except where tenant's graphics are part of a Registered Trademark Identity Program (defined in General Requirements, paragraph 21).

The Plaza identification sign facing the I-5 freeway (Type C1-H) will consist of individual, back-lit reverse pan channel letters, with opaque metal faces, for halo illumination. Letters are in a "stacked" two-line format, utilizing the approved logotype for the project, and are to be installed where indicated on elevation exhibit, which is on file with the project Landlord and the City of San Clemente. The letter face color will be Coral to match Sinclair CM 8091 (matte) with Dark Bronze returns. Letters will be back-lit in White (Voltarc 4500 white neon). Overall dimensions of the Plaza Identification sign are approximately 5'4" high and 18'3" long, inclusive of the necessary spacing between lines. These over-all dimensions will allow for a 30-inch high initial cap and a 23-inch high body character.

In all cases, the letter face color will be coral to match Sinclair CM 8091 (matte), with dark bronze returns. Letters will be back-lit in white (4500 White Neon).

Exhibit C1-0: Ralphs identity sign at rear elevation facing the I-5 freeway. Overall sign dimensions 6'0" x 16'0". Sign will consist of Ralphs corporate logo type, as well as border ellipse, to be of a pan-channel construction for halo illumination. Both letters and ellipse frame will be four (4) inches deep and pegged off of a flush-mounted sheet metal back panel. Letters and border to be painted white (matte); back panel painted Ralphs red (semi-gloss). Both Ralphs letters and ellipse frame will be back-lit in red (Clear Red Neon).

Exhibit "D": Single face internally illuminated lens sign for in-line tenants with less than forty (40) lineal feet of shop frontage. Surface-mounted to building fascia, centered over lease space of shop being identified. Typical Size: 6" x 24" 12' 0". Sign Face from fiberglass with smooth, nonreflective background surface (opaque), painted coral to match Sinclair CM8091. Dimensional, moulded border from fiberglass finished with stucco texture and color to match Syncrgy #342 "Parchment". Letter copy only will illuminate at night; all other surfaces opaque. Type Letter Color: off-white for direct illumination.

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

Exhibit "E": Double-face wood arcade sign to hang perpendicular to shop front at close proximity to the respective shop entrance. Sign size is not to exceed four (4) square feet. Sign shape, exact dimensions, color and graphics are open to tenant, subject to Landlord approval. Sign is to be constructed of three (3) inch stock clear lumber (either cedar or redwood) and must incorporate a cove routed edge detail, which, along with the sides of the sign, are to be painted to match the tenant's respective storefront window mullion color (Martin Arabian Blue, Martin #42 Brick Red, Martin Interstate Green). Sign is to be installed by means of decorative strap-iron bracket (1/4" x 1-1/2" strap) in the design configuration as shown on exhibits. Said bracket will be painted to match the tenant's respective window mullion color (semi-gloss enamel).

3. ALL OTHER SIGNS

Exhibit "F": Ralphs identity sign at front elevation facing the parking lot and Camino De Los Mares. Overall sign dimensions: 8'0" x 22'0". Sign will consist of Ralphs corporate logo type scheme to be executed in a "modified" channel letter scheme, where letters will illuminate both through the letterfaces and backlight halo will illuminate on the background surface. Letters will enclose white neon tube. Letters will be five (5) inches deep and pegged off the background surface 1-1/2 inches. Sign will incorporate a fabricated pan channel border ellipse for halo illumination only, ellipse which will enclose white neon tube. Frame will be four (4) inches deep and pegged off the background surface 1-1/2 inches. "Ralphs" letters will have 3/16" white plex faces with white trim capping and dark bronze returns. Border ellipse to be painted matte white in its entirety. Both letters and border will be mounted to an opaque, non-illuminated back panel painted Ralphs red (semi-gloss).

Traffic Signs: as per exhibits. Various locations.

Directional Monument Signs: single face externally illuminated monument sign, placed in landscape islands at ingress points inside the project. Purpose of sign(s) is to give directional assistance in locating tenants at the rear of the project.

Addressing: each building within the project will be addressed by means of twelve inch (12") high numerals, fabricated from aluminum and painted with Ditzler automotive enamels. One (1) set of numerals for each elevation which faces onto a public street or parking lot, to be placed onto building fascia. Typical letterstyle: Helvetica Regular.

Storefront Window Sign: tenant will be allowed to place, at the designated location as shown on exhibits not more than one hundred forty-four (144) square inches of vinyl die cut lettering. This sign may only indicate store name, hours of business, credit card information, emergency telephone number, etc. No single character shall exceed one inch (1") in height. Typical letterstyle: Helvetica Regular. Typical Color: 3M Standard White. (Window signs are allowed on all storefront elevations, except street elevations of buildings G and H.)

OCEAN VIEW PLAZA
SAN · CLEMENTE

X
Sign Length Not To Exceed 65% Of Demised Lineal Frontage

CHANNEL LETTERS
Y — 24" Maximum

SIGN TYPE (C)
INDIVIDUAL DIRECT ILLUMINATION CHANNEL LETTERS

For Front Elevation Tenant's w/ (40) Or More Lineal Feet Of Demised Frontage.
Maximum Envelope (X x Y) Not To Exceed (64) Square Feet.

APPROVED PLEX. COLORS

RED #2157	BLUE #2306
BLUE #2324	IVORY #2146

Aa Bb Cc Dd
SOUVENIR DEMI

Aa Bb Cc Dd
FRIZ QUADRATA BOLD

APPROVED LETTER STYLES
All Signs, If Not Part Of A Registered Corporate Identity Program



5"
LETTERS PEGGED-OFF WALL SURFACE 1/2", TYP.
3/4" WIDE TRIM CAP, BRONZE (PLASCO, INC.)
WATERPROOF SEALING COMPOUND @ ENTRY POINTS.
1/8" THICK TRANSLUCENT PLEX. FACE
P.K. HOUSING
REMOVABLE ACCESS PANEL; WATERPROOF ENCLOSURE
30 M.A. TRANSFORMER
RUST-O-LEAM WHITE REFLECTIVE INTERIOR FINISH
SOLID METAL BACKS
APPROVED TUBE SUPPORTS AND WIRING, COLOR TO MATCH PLEX.
22 GAUGE SHEET METAL FABRICATED LETTER RETURNS, ANODIZED BRONZE FINISH, TYP. DUPONT #43043-D (BRONZE)
MOUNTED TO STUCCO FASCIA



Dimensional Border From Fiberglas w/ Stucco Textured Finish. Color To Match Synergy Stucco #342 "Parchment"
Smooth, Non-Reflective Paint Finish Background From Fiberglas (Opaque). Paint Coral To Match Sinclair CM6001
12'- 0"
24"
STORE NAME
Non-Dimensional Off-White Letters For Direct Illumination. Letters To Be Outlined To Match MARTIN ARABIAN BLUE (All Signs)

obsolete canned sign - do not use -

SIGN TYPE (D)
SINGLE FACE INTERNALLY ILLUMINATED LENS SIGN

Sign Dimensions As Noted Are Typical.
For Leaseholds With Less Than 40 Lineal Feet Of Demised Frontage.
All Finishes As Noted Are Typical.
Letters Only Will Illuminate; All Surfaces Opaque.
Letterstyle Open To Tenant, Subject To Landlord Approval.



3'-6"
Iron Support Bracket From 1/4"x 1-1/2" Strap. Paint Flat Black Typical.
Y
X



202A UPSTAIRS SUITES
102A DOWNSTAIRS
HOURS SIGN
144 Sq. Inches Max. Sign Area. No Single Character Shall Exceed (1") In Height.
STORE FRONT SECONDARY SIGNS
VINYL DIE-CUT LETTERS & NUMERALS ON WINDOW GLASS

Sign To Be Constructed From 2x Clear Cedar Or Redwood.
Sign Must Incorporate A Cove Rout Edge Detail,
Which Along With The Side Returns Of Sign, Are To Be
Painted To Match Tenant's Respective Storefront
Mullion Color.

STOREFRONT COLORS:
MARTIN ARABIAN BLUE
MARTIN INTERSTATE GREEN
MARTIN BRICK RED

SIGN TYPE (E)
DOUBLE FACE HANGING ARCADE SIGN

X x Y Dimension Not To Exceed Four (4) Square Feet.
Sign Shape, Dimensions, Colors And Graphics Open To Tenant, Subject To Landlord Approval.
Typical Iron Bracket As Shown Above, Must Be Utilized For Installation Of Sign Which Must Be Painted
To Match Tenant's Respective Storefront Mullion Color.

In process of being updated - will be provided at later date.

John Howenstine INCORPORATED

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

RIDER

This sets forth the Rider to the within Lease by and between **CALIFORNIA PROPERTY OWNER I, LLC**, a Delaware limited liability company and **YOSHIHARU CLEMENTE**, a California corporation, d/b/a Yoshiharu Ramen, for certain premises located at the Ocean View Plaza in San Clemente, California; and is made a part of the Lease as if fully incorporated into the body thereof.

44. Option to Extend the Term. Provided Tenant shall have kept, observed, and performed all of the terms, conditions, and covenants of this Lease in a timely manner, then Tenant may elect to extend the term of this Lease for one period of 60 months, exercisable by delivering written notice to Landlord not less than 180 days before the expiration of the Term and no more than 360 days prior to the expiration of the Term; the time for delivery of such notice being of the essence. The option term shall be on the same terms provided in this Lease (except for obligations that have been performed or provisions that no longer are applicable. Tenant shall exercise Tenant's option, if at all, by serving written notice upon Landlord within the time specified above and otherwise in accordance with this Lease. If Tenant does not timely exercise Tenant's option within the time set forth above, then such option automatically shall expire.

45. Outdoor Seating Area. Subject to applicable law and permitting requirements, Landlord grants Tenant a license to use an area to be mutually agreed upon (the "Outdoor Seating Area") for outdoor café style seating; and for no other use or purpose. Tenant accepts the Outdoor Seating Area in its "AS-IS" / "WHERE-IS" condition without any representation or warranty from Landlord as to the fitness thereof for Tenant's use. Any modifications to the Outdoor Seating Area shall be part of Tenant's Work and subject to the provisions of Section 15. For purposes of Tenant's maintenance, insurance, and indemnification obligations hereof, the Premises shall be deemed to be part of and include the Outdoor Seating Area. Without limiting the foregoing, Tenant assumes sole responsibility for the maintenance and repair of the Outdoor Seating Area; and shall maintain the Outdoor Seating Area in a neat, clean, and safe condition, which obligation shall include, without limitation, the regular policing of the Outdoor Seating Area for the removal of trash and debris, using the Outdoor Seating Area in a manner that does not create a hazard or disturbance to any other tenant or the public, and maintaining clear access for the physically challenged, including sufficient space for the free passage of wheelchairs and otherwise complying with the ADA (as defined in Section 20). Tenant shall obtain liability insurance in accordance with the Lease and provide that such insurance will be in effect for the Outdoor Seating Area and Tenant's use and occupancy thereof. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through, or under Tenant, for any loss or damage to Tenant's property arising from Tenant's use of the Outdoor Seating Area. If the Outdoor Seating Area is part of the Common Area, Tenant's use of the Outdoor Seating Area is subject to the rights of any other tenants in the Shopping Center existing as of the Effective Date and any and all restrictions, restrictive covenants, encumbrances, easements, rights, and interests of record affecting the Shopping Center. If any party (other than Landlord) objects in writing to Tenant's use of the Outdoor Seating Area (an "Objecting Party"), Landlord may terminate Tenant's license to use the Outdoor Seating Area. If Landlord terminates Tenant's license, Tenant promptly shall remove any improvements made to the Outdoor Seating Area, restore the Outdoor Seating Area to its condition existing as of the Effective Date, and surrender possession back to the Landlord. As used herein "promptly" means within 20 days of receipt of Landlord's notice or such sooner time as may be required to prevent Landlord from being in default, breach, or violation of such Objecting Party's Lease or agreement or law. This provision grants Tenant only a license to use the Outdoor Seating Area and no leasehold is created hereby.

46. Restaurant Provisions.
    (a) Restaurant Operation. Tenant shall operate a high-grade restaurant serving first-quality food according to the highest standard sanitary conditions. Tenant represents and warrants that Tenant will, at all times, operate a bona fide restaurant; and without limiting the foregoing, shall not operate or permit the Premises to be used for a bar, tavern, night club, discotheque, or the like.
    (b) Fire Suppression. Tenant shall provide at its own cost and expense automatic sprinkler protection and carbon dioxide fire extinguishers in all hoods and ducts in cooking areas of the Premises, all approved by Underwriters Laboratories, Inc., and Landlord's fire insurance carrier. If any additional ventilation shall be required, as determined by Landlord, Tenant shall furnish same at its own cost and expense. Tenant shall maintain, at Tenant's sole expense throughout the Term, a contract with a reputable service company approved by Landlord, to maintain and clean out all grease traps and exhaust fans located in, on or about the Premises at intervals of not less than once every other week. Tenant shall have all hood and duct systems cleaned (including rooftop grease collection and containment system), serviced and inspected not less than once every six months. After each such service inspection, Tenant shall have said service company provide Landlord with an instrument certifying such cleaning and maintenance has been completed, and that all systems are in good working order. Should Tenant fail to comply with the above, Landlord shall have the right following notice to contract with a service company of Landlord's choice and to enter the Premises for the purpose of performing said maintenance, cleaning and inspection. Tenant shall promptly reimburse Landlord for its expenses therefore, including overhead and supervision, as Additional Rent.
    (c) Ventilation. Tenant shall take all steps necessary to prevent any objectionable odors emanating from the Premises. Without limitation of the foregoing, as part of Tenant's Work or at any time thereafter as and if required by Landlord, Tenant shall, at Tenant's sole cost and expense, provide and install rooftop exhaust fans to Landlord's satisfaction, which fans shall have flow-through baffles to deflect exhaust gases away from the buildings in the Shopping Center and prevent any back draft caused by winds and shall consume and disperse all odors produced at the Premises. All plans for such rooftop exhaust system shall be subject to Landlord's review and approval. Any work involving rooftop penetration shall be done in accordance with professional engineering plans certified to Landlord and Tenant. Any rooftop work done shall only be done by Landlord's approved contractor at Tenant's sole cost and expense.
    (d) Grease Traps. Tenant, at its sole cost and expense, shall install a rooftop mounted grease guard system around exhaust fan curbs to prevent grease and oil from covering and/or infiltrating rooftop systems. Said

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

device shall be a minimum of four inches deep and shall be cleaned and routinely serviced a minimum of two times per year by a professional contractor hired by Tenant. Tenant shall provide to Landlord evidence of a service contract with such contractor for the foregoing required routine maintenance. If Tenant fails to install and maintain such a device, and to obtain and maintain such a service contract, then Landlord shall have the option (but no obligation), in addition to and without limitation of any other rights and remedies of Landlord, of installing and maintaining such device and/or such service contract, at Tenant's sole cost and expense including, but not limited to, any costs associated with roof damage due to improper maintenance, which shall be paid by Tenant to Landlord as Additional Rent within five days of the date of an invoice from Landlord. With respect to any grease trap/containers, at the expiration or earlier termination of this Lease, Tenant shall pump and clean the same to the reasonable satisfaction of Landlord and otherwise perform any work thereon to provide that such grease trap/container complies with all applicable governmental regulations. If the existing soil pipe is overloaded by Tenant's discharge, then Tenant shall be required to immediately commence and diligently proceed to install another drain line at Landlord's request. Said drain line shall be installed at Tenant's sole cost and expense (including the cost of tie in to the sewer line by Landlord's plumber), and in conformity with plans and specifications approved in writing in advance by Landlord.

(e) Trash Removal. Supplementing Section 14, Tenant, at Tenant's sole cost and expense, shall arrange for trash removal on a daily basis. All trash shall be placed in containers approved by Landlord as to placement and size of containers. Tenant shall be required to remove all trash that emanates from Tenant's Premises from any of the Common Facilities of the Shopping Center located within a 50' radius of the Premises at least twice daily. In addition, Tenant shall install, at its sole cost and expense, on all sides of Premises, trash receptacles of sufficient size to accommodate all of the containers, straws, paper plates, etc., used or consumed by patrons of Tenant's business.

(f) Pest Control. Tenant shall maintain a contract with a licensed pest control contractor reasonably acceptable to the Landlord, which contract will provide for the monthly application of necessary pest control materials in the Premises. Tenant shall provide the Landlord with a copy of such contract and evidence of such monthly applications.

(g) Licenses and Permits. Within 30 days of the Effective Date, Tenant shall apply for and use diligent efforts to obtain all licenses and permits necessary for Tenant to operate Tenant's Permitted Use in the Premises including without limitation a so-called 7-day all alcoholic beverages liquor license (the "Liquor License") permitting the Tenant to sell beer, wine, liquor and other alcoholic beverages for on-Premises consumption seven days per week, subject to and in accordance with all applicable provisions of law and this Lease. The Liquor License shall be considered "obtained" when the same has been purchased by and assigned or granted to the Tenant, and the Tenant has received the approval thereof required from the appropriate governmental authorities. Once, obtained, Tenant shall maintain the Liquor License in full force and effect and good standing throughout the Term; and Tenant shall not sell, transfer, pledge, hypothecate or otherwise transfer or encumber the Liquor License to or in favor of any party.

(h) Security Measures. Tenant shall cause its customers to comply with all laws applicable to consumption of wine, beer, liquor or other alcoholic beverages at the Premises. Tenant shall use all reasonable efforts to restrict and control unruly, drunken, offensive, or violent behavior; and maintain order and decorum in and around all portions of the Premises. Landlord, at Landlord's sole, but reasonable discretion, may require Tenant, at Tenant's sole cost and expense, to hire security personnel to ensure quiet and peaceful patronage of Tenant's restaurant. Tenant shall reimburse Landlord for any cost reasonably incurred by due to vandalism, cleaning, lighting, security or any other expense attributable in any way to Tenant's use and/or occupancy of the Premises.

(i) Liquor Liability.

(1) Without limiting the generality of Section 23 of this Lease, Tenant shall indemnify and hold harmless the Landlord, Landlord's managing agent, the Landlord's lender(s) (if any), and any other parties reasonably designated by Landlord from and against any and all claims and any and all loss, cost, damage or expense relating to the sale of liquor in and from the Premises, including, without limitation, any such claim arising from any act, omission or negligence of the Tenant, or the Tenant's contractors, licensees, agents, employees or invitees, or from any accident, injury, or damage whatsoever caused to any person or to the property of any person, whether such claim arises or accident, injury or damages occurs within the Premises, within the Shopping Center but outside the Premises, or outside the Shopping Center. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities (including, without limitation, legal fees, court costs and other reasonable disbursements) incurred or made in connection with any such claim or proceeding brought thereon, and the defense thereof, and shall survive the termination of this lease. Tenant acknowledges that without this indemnity, Landlord would not have agreed to the sale of alcohol as part of Tenant's Permitted Use; and Tenant represents and warrants that Tenant's liability insurance shall cover, indemnify and hold harmless the Landlord as provided for in this Lease.

(2) Without limiting Tenant's insurance obligations as set forth in this Lease, if Tenant sells alcohol at/from the Premises, Tenant, at Tenant's sole cost and expense, shall obtain and thereafter, a policy or policies of liquor law legal liability insurance satisfactory to Landlord. Such policy or policies of insurance shall have a minimum combined single limit per occurrence in amounts reasonably acceptable to Landlord, but not less than $5,000,000.00 from a responsible and qualified insurance company approved by the Landlord, in the broadest form available, which shall insure Tenant and Landlord, and all those claiming by, through or under the Landlord against any and all claims, demands or actions for personal and bodily injury to, or death of, one person or multiple persons in one or more accidents, and for damage to property, as well as for damages due to loss of means of support, loss of consortium, and the like; so that at all times Landlord will be fully protected against any claims that may arise by reason of or in connection with the sale of alcoholic in, at, and from the Premises. Certificates of such insurance shall at all times be deposited with the Landlord showing current insurance in force and all such policies shall name the Landlord and its reasonable designees as additional insureds and shall provide that such

policies shall not be cancelled or the coverage reduced below the required minimum without at least 30 days' prior written notice to the Landlord, and such certificate shall evidence the same.

(3) If after Tenant obtains the Liquor License, the Liquor License is suspended, denied, or revoked, Tenant shall notify the Landlord of the such loss, commence the applicable appeal proceedings, and proceed with all due diligence to reinstate the Liquor License. Such loss of the license shall constitute an "Event of Default" under this Lease, however, provided Tenant diligently is pursuing a reinstatement of the Liquor License as determined by Landlord in Landlord's sole judgment and discretion, Landlord shall forbear from exercising Landlord's right to terminate this Lease.

(4) Upon the expiration or sooner termination of this Lease, Tenant shall transfer, subject to all necessary approvals, the Liquor License to Landlord or to such party designated by Landlord and, as consideration for such transfer, Landlord shall pay to Tenant an amount equal to the then fair market value of the Liquor License (less any amounts owed to Landlord) and such amount shall be due and payable upon (i) final approval of the applicable authorities of the transfer from Tenant to Landlord or such party designated by Landlord, and (ii) the delivery by the Tenant to the Landlord of possession of the Premises with all of the Tenant 's charges having been paid and otherwise in accordance with the provisions of this Lease. Such fair market value shall be based upon the average purchase prices paid (and taking into account whether the same were paid upon purchase or over time) for similar 7-day all alcoholic beverages liquor licenses for restaurant operations in San Clemente then recently purchased at arm's length.

47. Existing Tenant. Tenant acknowledges that the Premises currently are occupied by a tenant (the "Existing Tenant"). under an existing lease. If Landlord has not recovered possession of the Premises by the 90th day from and including the Effective Date, then at any time thereafter until the Existing Tenant vacates the Premises, either Landlord or Tenant may terminate this Lease upon written notice to the other. Landlord shall not be liable for the failure of the Existing Tenant to vacate the Premises, and such termination right shall constitute the Tenant's sole and exclusive remedy for the Landlord's inability to deliver the Premises to the Tenant.

48. Contingency. Notwithstanding anything to the contrary contained herein, this Lease is expressly contingent upon Landlord's final determination of potential conflicts, if any, and the receipt of waivers therefor, if necessary, on terms and conditions acceptable to Landlord, as determined by Landlord in Landlord's sole discretion. This Lease shall, at the election of Landlord upon written notice to the Tenant, be deemed null and void ab initio and of no further force and effect, and the parties shall thereafter be relieved of all liability as respect to the other arising from this lease transaction.

49. Exclusive Use. Provided Tenant is open and operating the Premises for the Permitted Use and is not otherwise in default of this Lease beyond any applicable notice and grace period, Landlord agrees not to lease any other space in the Shopping Center for the principal operation of a ramen restaurant. This exclusive shall not apply to: (i) any leases, licenses, or other occupancy agreements existing as of the Effective Date, nor to any renewals, extensions, relocations, or expansions thereof/under such leases (collectively, "Existing Leases"); or (ii) any occupant of the Shopping Center, including their predecessors, successors, assigns, and/or subtenants, under any Existing Lease; or (iii) any replacement tenant (meaning an occupant using space for substantially the same use as under an Existing Lease even though the tenant entity or location in the Shopping Center may be different); or (iv) any occupant whose premises consists of at least 15,000 square feet of gross leasable area; or (v) any full service and/or quick serve restaurants that offer, as its primary menu offering, sushi and sushi rolls ("primary" being defined as 20% or more of such restaurants annual Gross Sales. If any premises (other than the Premises) shall be leased in violation hereof, Tenant shall notify Landlord in writing of such violation, and if such violation is not remedied within 60 days of Tenant's notice, then Tenant thereafter shall have an abatement of 50% of the Minimum Rent payable hereunder commencing at the end of said 60 day period and continuing through the first anniversary of such date (the "Abatement Period"), which shall be Tenant's sole and exclusive remedy. If the exclusive violation shall be remedied at any time prior to the expiration of the Abatement Period, then the Minimum Rent abatement granted hereunder shall cease as of such date; and Tenant shall resume the payment of the full Minimum Rent from that date forward. At the end of the Abatement Period, Tenant shall resume payment of the full Minimum Rent under this Lease. In the interest of clarity, Tenant shall continue to pay all Additional Rent payable hereunder during the Abatement Period. This Section shall be of no further force or effect in the event (i) any action or proceeding is commenced against Landlord under a federal or state anti-trust law or similar statute based on the foregoing restriction, or (ii) the restriction is held to be invalid or illegal by any court, statute or agency or is deemed to be contrary to public policy.

50. Construction Allowance. In lieu of Landlord performing all or a portion of the work to improve the Premises and subject to the terms hereof, Landlord shall reimburse Tenant up to $161,550.00 for the cost to build-out the Premises and install the leasehold improvements. Landlord shall pay Tenant the Construction Allowance within 45 days after receipt of Tenant's written request for payment, which request may not be delivered any sooner than the date Tenant has opened for the business in the Premises under the Trade Name and paid the first month's Rent (excluding any rent deposit made hereunder). Tenant's application shall include the following:

(i) final/unconditional releases or lien waivers from Tenant's general contractor, subcontractors, and suppliers on Landlord's form or a form approved by Landlord;
(ii) a sworn affidavit from Tenant's general contractor identifying all subcontractors and suppliers and the amounts owed and paid to each;
(iii) Tenant's general contractor's Application for Payment and Lien Waiver;
(iv) Tenant's Subcontractors'/Materialmen's Application for Payment and Lien Waiver (to be submitted for each subcontractor or supplier whose contracts/requisitions exceed $3,000.00);
(v) Architect's Certificate of Substantial Completion (if applicable);
(vi) Certificate of Occupancy;

(vii) a set of as-built drawings of the Premises in CAD file format; and
(viii) Tenant's Form W-9.

Tenant shall supply either originals or recordable counterparts of the foregoing documents. Tenant shall submit Tenant's application for payment to: Tenant Allowance Coordinator, Brixmor Property Group, 200 Ridge Pike, Suite 100, Conshohocken, PA 19428. (To expedite, Tenant may submit Tenant's request via email to tacoordinator@brixmor.com provided Tenant follows-up said email with a hard copy via U.S. Mail or overnight carrier service.) Tenant shall provide such additional evidence as Landlord may reasonably request in support of Tenant's costs. Recognizing Landlord's need to close timely Landlord's financial books and records, if Tenant has not satisfied all the conditions for payment of the Construction Allowance within 180 days of the Rent Commencement Date then, as of such day, Tenant waives any and all rights to the payment of the Construction Allowance. If Tenant is in default of this Lease, then Landlord may withhold payment of the Construction Allowance until such time as Tenant cures the default or Landlord accepts Tenant's cure. If Landlord has terminated this Lease due to an Event of Default or other breach of this Lease by Tenant, then Landlord's obligation to pay Tenant the Construction Allowance also shall terminate. If Tenant shall be a debtor in bankruptcy under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (the "Bankruptcy Code"), then Landlord may defer payment of any Construction Allowance until after such time as the United States Bankruptcy Court has approved Tenant's assumption of this Lease on a final and non-appealable basis. If Landlord terminates this Lease prior to the Expiration Date pursuant to a Tenant Event of Default or other breach of this Lease, then in addition to all other remedies available to Landlord, Tenant shall, upon receipt of written demand therefor, promptly pay to Landlord the unamortized value of the Construction Allowance actually disbursed by Landlord to Tenant pursuant to this Section. The provisions of this Section shall survive the termination of this Lease.

51. Notice Pursuant to Health and Safety Code Section 25359.7. In the course of its due diligence prior to acquiring the adjacent property known as Plaza By The Sea located at 616 Camino De Los Mares, Landlord discovered that historic dry cleaning operations at that property had released perchloroethylene ("PCE") beneath the subsurface of the Premises. Landlord promptly disclosed the contamination to the California Department of Toxic Substances Control and is working with regulators to develop a plan to remediate the subsurface. In accordance with Health and Safety Code Section 25359.7, Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified that the Landlord knows, or has reasonable cause to believe, that certain hazardous substances (as such term is used in such Section 25359.7), including PCE, have come to be located on or beneath the Premises. Additional information regarding the remediation is available from Landlord upon request

52. Special California Provisions.

(a) California Civil Code, § 1938 Disclosure. Landlord makes no representation or warranty as to whether the Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code, § 1938; and makes the following disclosure:

The Premises have not undergone inspection by a Certified Access Specialist. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

(b) Condition of the Premises Upon Delivery. Tenant waives any statutory right to terminate this Lease pursuant to California Civil Code, § 1932(1) (or such similar or successor provision), but Tenant reserves all of Tenant's rights and remedies under this Lease for Landlord's failure to deliver the Premises in the condition required hereby.

(c) Casualty. Tenant waives any statutory right to terminate this Lease pursuant to California Civil Code, § 1932(1) and § 1933(4) (or such similar or successor provision), but reserves all of Tenant's rights and remedies under Section 25 of this Lease; and agrees that such Section 25 shall govern in the event of a casualty.

(d) Insurance. Landlord's and Tenant's property coverage shall include earthquake coverage if the Shopping Center is located in a jurisdiction where Landlord's insurance providers recommend such coverage.

(e) Condemnation. Tenant waives any statutory right to terminate this Lease pursuant to California Code of Civil Procedure, § 1265.130 (or such similar or successor provision), but reserves all of Tenant's rights and remedies under Section 26 of this Lease; and agrees that such Section 26 shall govern in the event of a taking by eminent domain (and/or deed in lieu).

(f) Self-Help. Tenant waives any statutory rights of self-help under any present or future laws including California Civil Code, § 1941 and § 1942.

(g) Notice of Default. Tenant waives any statutory requirements regarding notices of default under any present or future laws including California Code of Civil Procedure, § 1161 and § 1162; and agrees that Section 32 shall govern all notices desired or required to be given under this Lease; and notice given pursuant to Section 32 shall, at Landlord's election, be in lieu of and not in addition to any such statutory notice.

(h) Judicial Reference. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim

brought be either party hereto against the other (and/or against its officers, directors, employees, agents, or subsidiary or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, § 638 *et seq*. (the "Referee Sections"). Any fee to initiate the judicial reference proceedings shall be paid by the party initiating such procedure; provided, however, that the costs and fees, including any initiation fee, of such proceeding shall ultimately be borne in accordance with this paragraph hereof. The venue of the proceedings shall be in the in the county in which the shopping center is located. Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this paragraph, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report findings and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10 day period, then any party may thereafter file a lawsuit in the county in which the shopping center is located for the purpose of appointment of a referee under California Code of Civil Procedure § § 638 and 640. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams, the American Arbitration Association or similar recognized mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in § 641 of the California Code of Civil Procedure. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with California law. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. In accordance with § 644(a) of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy. To the extent that no pending lawsuit has been filed to obtain the appointment of a referee, any party, after the issuance of the decision of the referee, may apply to the court of the county in which the shopping center is located for confirmation by the court of the decision of the referee in the same manner as a petition for confirmation of an arbitration award pursuant to California Code of Civil Procedure §§ 1285 *et seq*.

(i) Post-Judgment Access. Following entry of a judgment for possession issued by a court of competent of jurisdiction, but before Tenant vacates the Premises, Tenant shall give Landlord access to the Premises at reasonable times to inspect the Premises for any unsafe conditions and remedy the same.

(j) Standards of Consent. Except as otherwise expressly provided herein, where pursuant to the terms of this Lease or in connection with the administration of this Lease, the consent or approval of one party shall be required, requested or appropriate, such party covenants and agrees that its consent or approval shall not be unreasonably withheld, delayed or conditioned (except where expressly provided that consent may be at a party's sole discretion), and that the requesting party shall not be charged for such consent or approval.

(k) Waiver of Redemption. Tenant waives any statutory rights of redemption under any present or future laws including California Civil Code, § 3275 and California Code of Civil Procedure, §§ 473, 1174, and 1179; and no receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after entry of a judgment of possession shall reinstate this Lease or the term thereof.

(l) Mechanic's Liens. Before delivering possession of the Premises to Tenant, Landlord reserves the right to post a statutory Notice of Non-Responsibility, which notice Tenant agrees to leave in place until completion of Tenant's Work. If requested by Landlord, Tenant agrees to record, at Tenant's cost, a Notice of Completion in accordance with Section 8182 of the California Civil Code; and provide a copy of such Notice to Landlord.

(m) Guarantor. Guarantor hereby waives each of the following: (a) any rights of Guarantor of subrogation, reimbursement, indemnification, and/or contribution against Tenant or any other person or entity, and any other rights and defenses that are or may become available to Guarantor or any other person or entity by reasons of Sections 2787 - 2855, inclusive of the California Civil Code; and (b) all rights and defenses arising out of any election of remedies by Landlord even though that election of remedies, such as a non-judicial foreclosure with respect to the security for the obligations guaranteed hereunder, has destroyed the Guarantor's rights of subrogation and reimbursement against Tenant by the operation of Section 580d of the California Code of Civil Procedure or any similar law of California.

(n) Statutory Reference. The reference to any statue, including the California Code of Civil Procedure, includes any amendments or successor statues thereto.

DocuSign Envelope ID: 9A1DD88D-8436-4ABA-B7B7-24CE944121A4

GUARANTY

FOR VALUE RECEIVED and in consideration of, and as an inducement for the execution and delivery of the within Lease of even date by and between **CALIFORNIA PROPERTY OWNER I, LLC**, a Delaware limited liability company and **YOSHIHARU CLEMENTE**, a California corporation, d/b/a Yoshiharu Ramen, for certain premises at the Ocean View Plaza in San Clemente, California, the undersigned, **JAMES CHAE** and **JENNIE YEON CHAE** a married couple with an address at 15476 CANON LANE, CHINO HILLS, CA 91709 (individually and collectively the "Guarantor") hereby jointly and severally guarantee to Landlord, its heirs, executors, administrators, successors and assigns, the full and prompt payment of Rent, including, but not limited to, any and all other sums and charges payable by Tenant or the then-holder of the Tenant's interest under the Lease including Tenant's heirs, executors, administrators, successors, assigns, or by operation of law or other transfer (individually and collectively, the "Tenant"), and hereby further jointly and severally guarantee the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant under the Lease; and Guarantor hereby covenants and agrees to and with Landlord that if default shall at any time be made by Tenant, in the payment of the Rent and/or any other such sums and charges payable by Tenant under the Lease, or if Tenant should default in the performance and observance of any of the terms, covenants, provisions or conditions contained in the Lease, Guarantor shall and will forthwith pay such rent and other such sums and charges to Landlord, and any arrears thereof, and shall, and will, forthwith pay to Landlord all damages that may arise in consequence of

any default by Tenant under the Lease, including, without limitation, all reasonable attorneys' fees and disbursements incurred by Landlord or caused by any such default and/or by the enforcement of this Guaranty. The Lease is incorporated herein by reference; and unless specifically defined herein, all capitalized terms used in this Guaranty shall have the same meaning as the capitalized terms in the Lease.

This Guaranty is an absolute and unconditional irrevocable Guaranty of payment and of performance. It shall be enforceable against Guarantor, without the necessity for any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant, and without necessity of any notice of nonpayment, nonperformance or nonobservance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion, or the failure to assert, by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty and shall continue to apply through all amendments, modifications, renewals and/or extensions of the Lease. The liability of Guarantor hereunder shall in no way be affected, modified, or diminished by reason of an assignment, subletting, merger, or other transfer of the Lease, or by reason of any renewal, modification or extension of the Lease, or by reason of any modification or waiver of or change in any terms, covenants, conditions or provisions of the Lease between Landlord and Tenant, or by reason of an extension of time that may be granted by Landlord to Tenant, or by reason of any dealings or transactions between Landlord and Tenant, whether or not notice thereof is given to Guarantor. All of Landlord's rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. This Guaranty shall be construed in accordance with the laws of the State of California.

Provided Tenant has performed all of Tenant's covenants and obligations under the Lease and Guarantor has performed all of Guarantor's covenants and obligations under this Guaranty, then effective on the sixth anniversary of the Rent Commencement Date, Guarantor's liability under this Guaranty shall be limited to: an amount equal to twelve months' of Minimum Rent and Additional Rent based upon the prevailing rates at the time of demand; plus all interest and late fees on any past due amount owed to Landlord pursuant to the Lease; plus all collection costs incurred by Landlord in enforcing the Lease and/or this Guaranty, including without limitation attorneys' fees and expenses.

GUARANTOR:

DocuSigned by:
James Chae
3C04C2C53F4B47B...
JAMES CHAE, an individual

GUARANTOR:

DocuSigned by:
Jennie Yeon Chae
B96989E95932495...
JENNIE YEON CHAE, an individual